Exhibit 10.10

SUNGARD INSURED RECEIVABLES FACILITY

INSURED RECEIVABLES CREDIT AGREEMENT

Dated as of August 11, 2005

among

SUNGARD FUNDING LLC,

as the Borrower,

The Persons Parties hereto as

Conduit Lenders, Committed Lenders and Funding Agents,

FINANCIAL GUARANTY INSURANCE COMPANY, as Insurer

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

ANNEXES

A	Defined Terms

SCHEDULES

A	Information Relating to Each Related Group
B	Conditions Precedent
C	Lockboxes, Lockbox Accounts, Lockbox Banks, Collection Accounts, Collection Banks
D	Addresses and Related Information for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Note
C	Form of Compliance Certificate
D	Form of Assignment and Assumption
E	Form of Security Agreement
F	Form of Control Agreement
G	Form of Performance Undertaking
H	Form of Policy
I	Form of Counsel Opinion
J	Form of Monthly Report
K	Form of Prepayment Notice

v

SUNGARD INSURED RECEIVABLES FACILITY

INSURED RECEIVABLES CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement” or the “Credit Agreement”) dated as of August 11, 2005 is by and among SUNGARD FUNDING LLC, a Delaware limited liability company (“SunGard Funding” or the “Borrower”), the entities identified on Schedule A to this Agreement as a Committed Lender, together with any of their respective successors and assigns hereunder (each, a “Committed Lender”), the several commercial paper Conduit Lenders identified on Schedule A hereto, together with any of their respective successors and assigns hereunder (each a “Conduit Lender”, and together with the Committed Lenders, the “Lenders”), the agent bank set forth opposite the name of each Lender on Schedule A hereto and its permitted successors and assigns (the “Funding Agent” with respect to such Lender), Financial Guaranty Insurance Company (“FGIC”), as the Insurer, and JPMorgan Chase Bank, N.A., as administrative agent hereunder for the Lenders, and as collateral agent under Security Agreement pursuant to Section 10.01(b) hereof, the Funding Agents, and the Insurer hereunder, or any successor agent hereunder (together with its successors and assigns hereunder, the “Administrative Agent”).

PRELIMINARY STATEMENTS

The Borrower may desire to obtain loans from time to time.

Each Conduit Lender may, in its absolute and sole discretion, make loans to the Borrower from time to time.

The Committed Lenders in each Related Group (if a Conduit Lender in its Related Group does not make a loan requested by the Borrower) shall make such loan, subject to the terms and conditions of this Agreement.

The Insurer has issued a financial guaranty insurance policy, effective on the date hereof, that pursuant to the terms thereof insures the timely payment of interest on the Loans on each Settlement Date and the payment of principal of the Loans on the Termination Date.

JPMorgan Chase Bank has been requested and is willing to act as Administrative Agent on behalf of the Lenders, the Funding Agents and the Insurer in accordance with the terms hereof.

The proceeds of the Loans shall be used solely (i) to pay the purchase price of the Receivables, Collections and Seller Related Security and the SunGard

Financing Related Security, and (ii) for the general working capital needs and corporate purposes of SunGard Parent and its Subsidiaries.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Defined Terms. Terms defined herein have the meanings set forth in Annex A.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Transaction Document, unless otherwise specified herein or in such other Transaction Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Transaction Document shall refer to such Transaction Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Annex, Schedule and Exhibit references are to the Transaction Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, except as otherwise provided herein, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Transaction Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Transaction Document.

(e) Each reference herein to any action by the Borrower shall refer only to actions taken on behalf of the Borrower by SunGard Financing as its sole member.

SECTION 1.03. Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the audited financial statements of SunGard Parent and its consolidated Subsidiaries, except as otherwise specifically prescribed herein.

SECTION 1.04. Rounding. Any financial ratios required to be maintained by SunGard Parent and its Subsidiaries pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Transaction Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Transaction Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07. Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

ARTICLE II

The Facility Limit and Borrowings

SECTION 2.01. The Loans. Subject to the terms and conditions set forth herein, each Conduit Lender may in its sole and absolute discretion make loans, and each Committed Lender will (to the extent the Conduit Lender(s) in its Related Group do not make such loans) make loans to the Borrower pursuant to Section 2.02 (each such loan, a “Loan”) from time to time, on any Settlement Date until the Amortization Date based upon the Monthly Report delivered with respect to the immediately preceding Determination Date; provided, however, that (i) after giving effect to any Borrowing, the

Outstanding Amount of the Loans of any Related Group shall not exceed such Related Group’s Related Group Limit, and (ii) after giving effect to any Borrowing, the Outstanding Amount of all Loans will not exceed the lesser of (x) the Facility Limit less the Outstanding Amount of the Bridge Loans, and (y) the Borrowing Base. Within the limits of each Related Group’s Related Group Limit, and each Committed Lender’s Commitment, and subject further to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01.

SECTION 2.02. Borrowings, Conversions and Continuations of Loans. (a) (i) Except as otherwise provided in this Section 2.02(a)(i), the Borrower may request only CP Rate Loans. If a Conduit Lender declines to make a Loan, or if a Related Group does not have a Conduit Lender, any requested Loan will be made as a Committed Loan. Each Borrowing shall be made upon the Borrower’s notice to the Administrative Agent, which may be given by telephone, and which shall be irrevocable except as specified below. In the case of an outstanding Committed Loan, continuation or conversion of such Loan shall be made upon the Borrower’s notice to the Administrative Agent, which may be given by telephone, and which shall be irrevocable except as specified below. Each such notice must be received by the Administrative Agent:

(A) in the case of CP Rate Loans, by 3:00 p.m. two Business Days before proposed date of Borrowing (or in the case of a Borrowing of CP Rate Loans on the Closing Date, by 12:00 noon on the Business Day preceding the Closing Date);

(B) in the case of Base Rate Loans, by 1:00 p.m. on the same Business Day as the proposed date of Borrowing;

(C) in the case of LIBO Rate Loans, by 1:00 p.m. three Business Days before the proposed date of Borrowing or continuation or conversion of LIBO Rate Loans or any conversion of Base Rate Loans to LIBO Rate Loans.

(ii) Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Following the receipt of a Loan Notice, the Administrative Agent shall deliver the Loan Notice to the Funding Agents with a copy to the Insurer. Following the receipt of a Loan Notice, the Funding Agent of each Related Group will determine whether each related Conduit Lender will make its portion of the requested Loan and promptly notify the Administrative Agent if such Conduit Lender will not make such Loan. If a Conduit Lender declines to make the proposed Loan, then, subject to the terms and conditions contained in this Section 2.01, the Committed Lenders in such Conduit Lender’s Related Group shall make such Loan.

(iii) Each Borrowing of, conversion to or continuation of LIBO Rate Loans shall be in a minimum principal amount of $1,000,000 and a multiple of

$100,000, or in the remaining amount of the applicable Related Group’s Related Group Limit.

(iv) Each Loan Notice (whether telephonic or written) shall specify (A) whether the Borrower is requesting a Borrowing of CP Rate Loans, a continuation of LIBO Rate Loans, or a conversion of Committed Loans to CP Rate Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Settlement Date), and (C) the principal amount of Loans to be borrowed, converted or continued; provided, however, that the Interest Period for any LIBO Rate Loan shall end on the next Settlement Date. If the Borrower requests a Borrowing of CP Rate Loans, and all or a portion of such Borrowing is made as a Committed Loan, such Committed Loan will be made (1) if there is not enough time to determine the applicable Adjusted LIBO Rate, as a Base Rate Loan and converted as soon as practicable to a LIBO Rate Loan with an Interest Period ending on the next following Determination Date, and (2) otherwise as a LIBO Rate Loan with an Interest Period ending on the next following Determination Date. The Borrower may from time to time request that any outstanding Committed Loan of any Committed Lender be converted into a CP Rate Loan made by the Conduit Lender in the same Related Group, and such Conduit Lender may in its sole and absolute discretion make such Loan. Notwithstanding anything to the contrary in this Agreement, the proceeds of such CP Rate Loan will be applied to the payment of principal of such Committed Loan.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Funding Agent of the amount of its Pro Rata Share of the applicable Borrowing, and, if no timely notice of a Borrowing, conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Borrower in Same Day Funds not later than 12:00 noon, on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Sections 4.01 and 4.02), the Lenders shall make all funds so received available to the Borrower in like funds either by (i) crediting the account of the Borrower on their respective books with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower. If a Related Group contains more than one Conduit Lender and/or Committed Lender, allocations of Loans among such Conduit Lenders and/or Committed Lenders may be made by the applicable Funding Agent in its discretion.

(c) Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted to a Base Rate Loan only on the last day of an Interest Period for such LIBO Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. Upon the existence of and during the continuance of an Early Amortization Event, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as LIBO Rate Loans.

(d) Upon a request of the Borrower, the Administrative Agent will request each Funding Agent to promptly provide the Borrower with an estimate of the prevailing CP Rate of the Conduit Lenders in its Related Group. The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate. The determination of the LIBO Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in JPMorgan Chase Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) The failure of any Committed Lender to make the Loan to be made by it as part of any Borrowing shall not relieve it or any other Committed Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing. If a Committed Lender fails to make its Pro Rata Share of any Loan, all other non-defaulting Committed Lenders will be obligated to make additional Loans (not subject to the minimum and multiple requirements of Section 2.02(a)(iii)) on a pro rata basis based on the Related Group Limits of each such non-defaulting Committed Lender, but not in excess of such non-defaulting Committed Lender’s applicable Related Group Limit.

SECTION 2.03. Prepayments. (a) [Reserved].

(b) Mandatory. If the Outstanding Amount of all Loans on any day exceeds the lesser of (x) the Facility Limit less the Outstanding Amount of the Bridge Loans, and (y) the Borrowing Base then in effect, the Borrower shall promptly prepay or cause to be promptly prepaid Loans in an aggregate amount equal to such excess (the “Overadvance Amount”) and give notice in the form of Exhibit K hereto to the Administrative Agent and the Insurer of such prepayment. The Administrative Agent will promptly notify each Funding Agent of its receipt of each such notice, and of the amount of such Related Group’s Pro Rata Share of such prepayment. The Overadvance Amount will be payable as set forth in Section 2.03(c). Each prepayment of the Loans pursuant to this Section 2.03(b) shall be paid to the applicable Related Group in accordance with their respective Pro Rata Shares.

(c) Application of Collections. On each Business Day, the Borrower shall allocate and apply the funds on deposit in the Collection Account in the following amounts and in the following priority:

(i) first, (A) before the Amortization Date, on each Settlement Date (and on each following Business Day until paid in full), to the payment of accrued and unpaid Collection Agent Fee for the most recently ended Monthly Period, and (B) on and after the Amortization Date, on each Business Day, to the payment of accrued and unpaid Collection Agent Fee;

(ii) second, (A) before the Amortization Date, on each Settlement Date (and on each following Business Day until paid in full), ratably to the payment of all accrued and unpaid fees under the Administrative Agent Fee Letter, the Used

Fee, the Unused Fee, the Premium and interest on Loans up to the Capped Interest Amount that has accrued during the most recently completed Accrual Period (less any adjustments to any of the foregoing that would result in a reduction of the applicable amount for a prior Settlement Date), and (B) on and after the Amortization Date, on each Business Day, ratably to the payment of all accrued and unpaid fees under the Fee Letter, the Administrative Agent Fee Letter, the Used Fee, the Unused Fee, the Premium, and interest on Loans up to the Capped Interest Amount;

(iii) third, on any Business Day before the Amortization Date, to the payment of Overadvance Amounts;

(iv) fourth, on each Business Day on and after the Amortization Date, to the payment of the Outstanding Amount of all Loans;

(v) fifth, [reserved];

(vi) sixth, before the Amortization Date, on each Settlement Date (and on each following Business Day until paid in full), ratably to the reimbursement of the Administrative Agent’s and the Insurer’s accrued and unpaid reasonable costs of collection and enforcement of this Agreement and the other Transaction Documents for the most recently ended Accrual Period, and (B) on and after the Amortization Date, on each Business Day, to the reimbursement of the Administrative Agent’s and the Insurer’s accrued and unpaid reasonable costs of collection and enforcement of this Agreement and the other Transaction Documents;

(vii) seventh, (A) before the Amortization Date, on each Settlement Date (and on each following Business Day until paid in full), ratably to the payment of all accrued and unpaid Insurer Subrogation Amounts and Excess Default Rate Interest, and (B) on and after the Amortization Date, on each Business day, ratably to the payment of all accrued and unpaid Insurer Subrogation Amounts and Excess Default Rate Interest;

(viii) eighth, (A) before the Amortization Date, on each Settlement Date (and on each following Business Day until paid in full), ratably to the payment of all accrued and unpaid interest on the Loans in excess of the Capped Amount and that has accrued during the most recently completed Accrual Period, and (B) on and after the Amortization Date, on each Business day, ratably to the payment of all accrued and unpaid interest on the Loans in excess of the Capped Amount;

(ix) ninth, on each Business Day, to the ratable payment of all other Obligations and all other Insurer Obligations; and

(x) tenth, on each Business day, to the Borrower for distribution to SunGard Financing.

SECTION 2.04. Reduction of the Facility Limit. (a) The Borrower may, upon written notice to the Administrative Agent, from time to time permanently reduce the unused amount of the Facility Limit; provided, however, that (i) any such notice shall be received by the Administrative Agent three Business Days before the date of reduction, (ii) any partial reduction shall be in a minimum amount of $1,000,000 and a multiple of $100,000, or in the whole unused amount; and (iii) after giving effect to such reduction, the Outstanding Amount of Loans and Bridge Loans will not be greater than the Facility Limit.

(b) Upon any reduction of unused amount of the Facility Limit, the face amount of the Policy shall be reduced by an equal dollar amount and the Related Group Limit of each Related Group shall be reduced by such Related Group’s Pro Rata Share of the amount by which the Facility Limit is reduced. All Unused Fees accrued until the effective date of any reduction of the Facility Limit shall be payable on the effective date of reduction if such date is a Settlement Date, and, if not, on the first Settlement Date after the effective date of such reduction.

SECTION 2.05. Interest. (a) Subject to the provisions of Section 2.05(b), (i) each CP Rate Loan shall bear interest on the Outstanding Amount thereof on each day at a per annum rate at the CP Rate plus the Applicable Rate, (ii) each LIBO Rate Loan shall bear interest on the Outstanding Amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Rate, and (iii) each Base Rate Loan shall bear interest on the Outstanding Amount on each day at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) The Borrower shall pay interest (i) on the principal amount of Loans on and after the Early Amortization Date, and (ii) on all other past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest accrued during each Accrual Period on each Loan and any other amount shall be due and payable in arrears on the next following Settlement Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. Interest accrued on each Loan shall be payable to each Lender in accordance with its Pro Rata Share, except that so long as no Insurer Default shall have occurred and the Policy shall not have terminated, Excess Default Rate Interest will be payable to the Insurer.

SECTION 2.06. Fees. (a) Used Fee. For each Accrual Period, the Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a used fee (the “Used Fee”) equal to the product of (i) the average Outstanding Amount of Loans for such Accrual Period, and (ii) the applicable rate set forth in the Fee Letter.

(b) Unused Fee. For each Accrual Period, the Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, an unused fee (the “Unused Fee”) equal to the product of (i) the difference between (x) the Facility Limit, and (y) the Outstanding Amount of Loans for such Accrual Period, and (ii) the applicable rate set forth in the Fee Letter.

(c) Premium. The Borrower shall pay to the Administrative Agent for the account of the Insurer the Premium in the amounts specified in the Premium Letter.

(d) Other Fees. The Borrower shall pay to the Administrative Agent and the Insurer such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

SECTION 2.07. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by JPMorgan Chase Bank’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a year of 360 days and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, however, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.08. Evidence of Indebtedness. (a) The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.08(a), and by each Lender in its account or accounts pursuant to Sections 2.08(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Transaction Documents.

SECTION 2.09. Payments Generally. (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders and the Insurer to which such payment is owed, in Same Day Funds not later than 11:00 a.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) and the Insurer of such payment in like funds as received by wire transfer. All payments received by the Administrative Agent after 11:00 a.m., shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) The obligations of the Committed Lenders hereunder to make Committed Loans are several and not joint. The failure of any Committed Lender to make any Committed Loan on any date required hereunder shall not relieve it or any other Committed Lender of its corresponding obligation to do so on such date, and no Committed Lender shall be responsible for the failure of any other Committed Lender to so make its Committed Loan.

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) If the Administrative Agent receives funds for application to the Obligations of the Borrower under or in respect of the Transaction Documents under circumstances for which the Transaction Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds ratably between the Insurer and the Lenders, and as among the Lenders, to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans outstanding at such time.

SECTION 2.10. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.10 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.10 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01. Taxes. (a) Except as provided in this Section 3.01, any and all payments by the Borrower to or for the account of any Agent, the Insurer, or any Lender under any Transaction Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent, the Insurer, and each Lender, taxes imposed on or measured by its net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent, the Insurer, or such Lender, as the case may be, is organized or maintains a lending office, and all liabilities (including additions to tax, penalties and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Transaction Document to any Agent, the Insurer, or any Lender, (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent, the Insurer, and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower shall furnish to such Agent, the Insurer, or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent, the Insurer, or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent, the Insurer and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent, the Insurer, or such Lender arising out of such failure.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Transaction Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Transaction Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Agent, the Insurer, and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Agent, the Insurer, and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that such Agent, the Insurer, or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender, the Insurer, or such Agent makes a demand therefor.

(d) The Borrower shall be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, the Insurer, any Lender or Agent, as the case may be, to the extent that such Lender, the Insurer, or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date the Insurer, such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender, the Insurer, or Agent or a change in the lending office of such Lender, except to the extent that any such change is requested or required in writing by the Borrower (and provided that nothing in this clause (d) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a change in lending office or place of organization that precedes a change in Law to the extent such Taxes result from a change in Law).

(e) Notwithstanding anything else herein to the contrary, if a Lender, the Insurer, or an Agent is subject to withholding tax imposed by any jurisdiction in which the Borrower is formed or organized at a rate in excess of zero percent at the time such Lender, the Insurer, or such Agent, as the case may be, first becomes a party to this Agreement, withholding tax imposed by such jurisdiction at such rate shall be considered excluded from Taxes unless and until the Insurer, such Lender or Agent, as the case may be, provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that, if at the date of the Assignment and Assumption pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) withholding tax, if any, applicable with respect to the Lender assignee on such date.

(f) If the Insurer, any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all out-of-pocket expenses of the Insurer, such Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided, however, that the Borrower, upon the request of the Insurer, such Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. The Insurer, such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided, however, that the Insurer, such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of the Insurer, a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige the Insurer, any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(g) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to designate another lending office for any Loan affected by such event; provided, however, that (i) such efforts are made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and (ii) nothing in this Section 3.01(g) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).

SECTION 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund LIBO Rate Loans, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent) prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such LIBO Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or that the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such LIBO Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO

Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on LIBO Rate Loans. (a) If any Lender or Support Party determines that, as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s or Support Party’s compliance therewith, there shall be any increase in the cost to such Lender or Support Party of agreeing to make or making, funding or maintaining LIBO Rate Loans, or a reduction in the amount received or receivable by such Lender or Support Party in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender or Support Party is organized or maintains a lending office, (iii) reserve requirements contemplated by Section 3.04(c), then, from time to time within fifteen (15) days after demand by such Lender or Support Party setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender or Support Party such additional amounts as will compensate such Lender or Support Party for such increased cost or reduction.

(b) If any Lender or Support Party determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender or Support Party (or its lending office) therewith, has the effect of reducing the rate of return on the capital of such Lender or Support Party or any corporation controlling such Lender or Support Party as a consequence of such Lender’s or Support Party’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s or Support Party’s desired return on capital), then from time to time upon demand of such Lender or Support Party setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender or Support Party such additional amounts as will compensate such Lender or Support Party for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits, additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the loan commitments or the funding of the LIBO Rate

Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such loan commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided, however, that the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that (i) the Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a), (b) or (c) for any such increased cost or reduction incurred more than one hundred and eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; and (ii) if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another lending office for any Loan affected by such event; provided, however, that (i) such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and (ii) nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

SECTION 3.05. Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (in each case, whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

SECTION 3.06. Matters Applicable to All Requests for Compensation. (a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided, however, that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another LIBO Rate Loans, or to convert Base Rate Loans into LIBO Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided, however, that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any LIBO Rate Loan, or to convert Base Rate Loans into LIBO Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s LIBO Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such LIBO Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s LIBO Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBO Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as LIBO Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into LIBO Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s LIBO Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBO Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBO Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBO Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Share.

SECTION 3.07. Payable from Collections. Amounts payable by the Borrower under Sections 3.01, 3.04 and 3.05 are payable only to the extent that funds are available under Section 2.03(c)(vii).

ARTICLE IV

Conditions Precedent to Borrowings

SECTION 4.01. Conditions to the Effectiveness of this Agreement. The effectiveness of this Agreement is subject to satisfaction on or prior to the Closing Date of the conditions precedent set forth on Schedule B hereto, and the following conditions precedent:

(a) The Administrative Agent’s and the Insurer’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each in form and substance reasonably satisfactory to the Administrative Agent, the Insurer, and its respective legal counsel:

(i) executed counterparts of the Transaction Documents listed on Schedule B hereto;

(ii) a Note executed by the Borrower in favor of each Lender that has requested a Note at one Business Day in advance of the Closing Date;

(iii) the Security Agreement set forth on Schedule B, duly executed by the Borrower, together with:

(A) copies of all searches with respect to the Collateral, and all proper financing statements, duly prepared for filing under the Uniform Commercial Code in all jurisdictions that the Administrative Agent and the Insurer may deem reasonably necessary in order to meet the Collateral and Guarantee Requirement, and

(B) evidence that all other actions, recordings and filings that the Administrative Agent and the Insurer may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and the Insurer;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower, the Finance Subsidiaries, the Performance Guarantor and the Sellers as the Administrative Agent and the Insurer may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Transaction Documents to which such the Borrower is a party or is to be a party on the Closing Date;

(v) one or more opinions from (i) Simpson Thacher & Bartlett LLP, New York counsel to the Borrower and its Affiliates substantially in the form of Exhibit I, (ii) an opinion of the internal counsel to the Borrower, substantially in the form of Exhibit I-2, and (iii) opinions of the local counsels to the Borrower and its Affiliates, substantially in the form of the drafts thereof delivered to the Administrative Agent prior to the Closing Date; in each case reasonably satisfactory to the Funding Agents, the Insurer, and their respective counsel;

(vi) a Loan Notice relating to the initial Loan.

(b) [Reserved];

(c) The representations and warranties of the Borrower contained in Article V of this Agreement or any other Transaction Document shall be true and correct in all material respects on and as of the Closing Date; provided, however, that, (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; and (ii) any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates;

(d) The Funding Agents and the Insurer shall have received confirmation that the Borrower, SunGard Financing and the Sellers have established the Lockboxes, Lockbox Accounts and the Collection Account referred to in Schedule C, and the Funding Agents and the Insurer shall otherwise be reasonably satisfied with the arrangements for the collection of Receivables to be purchased by SunGard Financing and the Borrower;

(e) [reserved];

(f) The Insurer shall have received evidence to its satisfaction that at least the Minimum Shadow Ratings have been attained on the Closing Date;

(g) The Policy shall have been delivered by the Insurer to the Administrative Agent on behalf of the insured parties thereunder and shall be in full force and effect.

(h) The Insurer shall have the Required Ratings on the Closing Date;

(i) No Early Amortization Event or Potential Early Amortization Event has occurred and is continuing; and

(j) All conditions precedent to the initial Credit Extension (as defined in the Senior Credit Agreement) under the Senior Credit Agreement have been satisfied without waiver and, in the event of waiver, subject to the Controlling Party’s approval.

SECTION 4.02. Conditions to All Loans. The obligation of each Lender to honor any Loan Notice is subject to the following conditions precedent:

(a) The representations and warranties of each Borrower Party contained in Article V or any other Transaction Document shall be true and correct in all material respects on and as of the date of such Loan (except in the case of the conversion to or the continuation of LIBO Rate Loans); provided, however, that, (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; and (ii) any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(b) No Early Amortization Event or Potential Early Amortization Event has occurred and is continuing or would result from such proposed Loan or from the application of the proceeds therefrom.

(c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(d) All periodic reports required to be delivered pursuant to Section 6.01 shall have been delivered to the Administrative Agent, the Insurer and the Funding Agents, in form and substance satisfactory to the Administrative Agent and the Insurer.

Each Loan Notice (other than one requesting only a conversion of Committed Loans from one Type to another) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Loan.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Funding Agents, Lenders, Insurer and Administrative Agent that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. The Borrower (a) is a Person duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Transaction Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and each other Transaction Document to which the Borrower is a party, and the consummation of the Transactions, are within the Borrower’s limited liability company powers, have been duly authorized by all necessary limited liability company action, and do not and will not (a) contravene the terms of any of the Borrower’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Transaction Document, or for the consummation of the Transactions, (b) the grant by the Borrower of the Liens granted by it pursuant to the Security Agreement, (c) the perfection or maintenance of the Liens created under the Security Agreement (including the priority thereof) or (d) the exercise by the Administrative Agent, the Insurer, or any Lender of its rights under the Transaction Documents or the remedies in respect of the Collateral pursuant to the Security Agreement, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Borrower in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Transaction Document has been duly executed and delivered by the Borrower that is party thereto. This Agreement and each other Transaction Document constitutes, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 5.05 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, probable of assertion, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) either individually or in the aggregate, could reasonably be expected to have a material and adverse effect on the Insurer or any Lender, (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) question the validity of the Transactions.

Section 5.06 No Default. The Borrower is not in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.07 Ownership of Property; Liens. The Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all personal and real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08 Taxes. Except as set forth in Schedule 5.10 to the Senior Credit Agreement and except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower has filed all Federal and state and other tax returns and reports required to be filed, and has paid all Federal and state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than thirty (30) days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

Section 5.09 Employees. On the Closing Date, the Borrower does not have any employees.

Section 5.10 Subsidiaries; Equity Interests. As of the Closing Date, the Borrower has no Subsidiaries, and all of the outstanding equity interests of the Borrower have been validly issued, are fully paid and nonassessable and are owned by SunGard Financing free and clear of all Liens except those created under the Security Agreement.

Section 5.11 Margin Regulations; Investment Company Act; Public Utility Holding Company Act. (a) The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b) None of the Borrower, any Person Controlling the Borrower or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) unless exempt from the Investment Company Act of 1940, is or is required to be registered as an “investment company” under the Investment Company Act of 1940, or is controlled by an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 5.12 Solvency. On the Closing Date after giving effect to the Transactions, the Borrower, on a consolidated basis, is Solvent.

Section 5.13 Certificates. On the Closing Date, none of the equity interests of the Borrower have been certificated.

Section 5.14 Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to create in favor of the Administrative Agent for the benefit of the Lenders and the Insurer (and the Administrative Agent for the benefit of the Lenders and the Insurer shall acquire from the Borrower) a valid and perfected first priority security interest in each Receivable, now owned or hereafter acquired by the Borrower or in which the Borrower has a security interest and in the Related Security and Collections with respect thereto, and the SunGard Financing Related Security, free and clear of any Lien, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the Uniform Commercial Code (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (on behalf of the Lenders and the Insurer) security interest in all such Receivables, the Related Security and the Collections with respect thereto, and in the SunGard Financing Related Security.

Section 5.15 Early Amortization Event; Potential Early Amortization Event. No Early Amortization Event or Potential Early Amortization Event has occurred and is continuing.

Section 5.16 Good Title. (a) Immediately before the Borrower purchased the Receivables from SunGard Financing under the Second Step Agreement, SunGard Financing was the legal and beneficial owner of each such Receivable and the Related Security and Collections related thereto, free and clear of any Lien, except as created by the Transaction Documents. (b) Immediately after the Borrower purchases the

Receivables from SunGard Financing under the Second Step Agreement, the Borrower will either (i) be the legal and beneficial owner of each such Receivables, and the Related Security and Collections with respect thereto, free and clear of any Lien, except as created by the Transaction Documents, or (ii) have a valid and perfected security interest in the Receivables, Collections and Related Security free and clear of any Lien, claims or encumbrances of any Person, other than the Liens created by the Security Agreement.

Section 5.17 Uniform Commercial Code Article 9 Representation. (i) Creation. The Security Agreement creates a valid and continuing security interest (as defined in the applicable Uniform Commercial Code) in the Receivables, the Collections and the Related Security in favor of the Administrative Agent for the benefit of the Lenders and the Insurer, which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from the Borrower.

(ii) Accounts. The Receivables, Collections and Related Security constitute either “accounts”, “payment intangibles” or “deposit accounts” within the meaning of the Uniform Commercial Code.

(iii) Title. The Administrative Agent, for the benefit of the Lenders and the Insurer, has a valid security interest in the Receivables, Collections and Related Security free and clear of any Lien, claims or encumbrances of any Person, other than the Liens created by the Security Agreement.

(iv) Perfection. The Borrower has caused or will have caused, within ten days of the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Receivables, Collections and Related Security granted to SunGard Funding hereunder to the extent that they constitute “accounts”, “general intangibles” or “deposit accounts”. SunGard Financing has delivered to the Administrative Agent a fully executed agreement pursuant to which the banks maintaining the Lockboxes and Lockbox Accounts have agreed to comply with all instructions originated by the Administrative Agent directing disposition of the funds in the Lockboxes and Lockbox Accounts without further consent by SunGard Financing. The Borrower has delivered to the Administrative Agent a fully executed agreement pursuant to which the bank maintaining the Collection Account has agreed to comply with all instructions originated by the Administrative Agent directing disposition of the funds in the Collection Accounts without further consent by the Borrower. The Lockboxes, the Lockbox Accounts and the Collection Account are not in the name of any Person other than SunGard Financing. Neither the Borrower or SunGard financing has consented to any such bank maintaining the Lockboxes, the Lockbox Accounts or the Collection Account to comply with instructions of any Person other than the Administrative Agent.

(v) Priority. Other than the security interest granted to the Administrative Agent under the Security Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables, Collections or Related Security. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Receivables, the Collections or the Related Security other than any financing statement relating to the security interest granted to the Administrative Agent under the Security Agreement or that has been terminated. The Borrower is not aware of any judgment or tax lien filings against the Borrower.

(vi) This Section 5.17 is not waivable.

Section 5.18. Equivalent Value; Good Faith Transfers. The amount of consideration being received by the Borrower for the granting of the Security Interest under (and as defined in) the Security Agreement in the Collateral to SunGard Funding constitutes reasonably equivalent value and fair consideration for the Collateral. The granting of such Security Interest by the Borrower to the Administrative Agent for the benefit of the Lenders and the Insurer pursuant to this Agreement and the Security Agreement, and all other transactions between the Borrower and the other parties to this Agreement, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of the Borrower.

ARTICLE VI

Affirmative Covenants of the Borrower

So long as any Lender shall have any obligations hereunder, or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or so long as the Insurer shall have any obligations under the Policy, the Borrower shall comply with the following covenants.

SECTION 6.01. Financial Statements. The Borrower will deliver, or cause the Collection Agent to deliver, to the Administrative Agent for prompt further distribution to each Lender, the Insurer, S&P and Moody’s:

(a) with respect to each Monthly Period, not later than the Determination Date next following the end of such Monthly Period, a Monthly Report for such Monthly Period signed by a Responsible Officer of the Borrower;

(b) promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Administrative Agent, the Lenders, or the Insurer, copies of the same; and

(c) at least thirty (30) days prior to the effectiveness of any material change in or material amendment to the SunGard Financial Policy, a copy of the SunGard Financial Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Controlling Party’s consent thereto.

SECTION 6.02. Certificates; Other Information. The Borrower will deliver, or cause the Collection Agent to deliver, to the Administrative Agent for prompt further distribution to each Lender and the Insurer:

(a) with respect to each Monthly Period, not later than the Determination Date next following the end of such Monthly Period, a duly completed Compliance Certificate for such Monthly Period signed by a Responsible Officer of the Borrower; and

(b) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Borrower, or compliance with the terms of the Transaction Documents, as the Insurer, the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

SECTION 6.03. Notices. The Borrower, promptly after obtaining knowledge thereof, will notify, or cause the Collection Agent to notify, the Administrative Agent and the Insurer:

(a) of the occurrence of any Early Amortization Event;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default or event of default under, a Contractual Obligation of the Borrower, (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any the Borrower; and

(c) of any cessation of the sale of Receivables under the First Step Agreement or Second Step Agreement.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b) or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04. Payment of Obligations. The Borrower will pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.05. Information Regarding Collateral. The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in its corporate name, (ii) in its jurisdiction of organization or (iii) in the Borrower’s organizational identification number. Before any such change becomes effective, the Borrower will cause all filings under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

SECTION 6.06. Compliance with Laws. The Borrower will comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.07. Books and Records. The Borrower will (a) maintain proper books of record and account, on which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower; (b) the Borrower will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Borrower will give the Administrative Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence; and (c) the Borrower will (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables with a legend, acceptable to the Administrative Agent, describing the interests of the Lenders and the Insurer hereunder and (B) upon the request of the Administrative Agent deliver to the Administrative Agent all Contracts relating to the Receivables.

SECTION 6.08. Inspection/Audit Rights. The Borrower will permit representatives and independent contractors of the Administrative Agent, each Lender and the Insurer to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, to the extent required by and in the manner specified in the Collection Agency Agreement.

SECTION 6.09. Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, the Borrower will take all action necessary or reasonably requested by the Administrative Agent or the Insurer to ensure that the Collateral and Guarantee Requirement continues to be satisfied.

SECTION 6.10. Compliance with SunGard Financial Policy. The Borrower shall comply in all respects with the SunGard Financial Policy.

SECTION 6.11. Performance and Enforcement of Receivables Purchase Agreements. The Borrower will perform each of its obligations and undertakings under and pursuant to the Second Step Agreement, will purchase Assets and the SunGard Financial Related Security thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to it under the Second Step Agreements. The Borrower will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent, the Lenders and the Insurer as assignees of the Borrower) under each of the Receivables Purchase Agreements as the Administrative Agent or the Insurer may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in any Receivables Purchase Agreements.

SECTION 6.12. Insurance. The Borrower at its own expense will maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Transaction Documents. The Borrower will furnish to the Lenders and the Insurer, upon request of the Administrative Agent or the Insurer, information in reasonable detail as to the insurance so maintained. The foregoing requirements shall not be construed to negate, reduce or modify, and are in addition to, the Borrower’s obligations hereunder.

SECTION 6.13. Payment to SunGard Financing. With respect to any Receivable purchased by the Borrower from SunGard Financing, such sale shall be effected under, and in strict compliance with the terms of the Second Step Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to SunGard Financing in respect of the Second Step Purchase Price for such Receivable.

SECTION 6.14. Further Assurances and Post-Closing Conditions. Promptly upon reasonable request by the Administrative Agent or the Insurer, the Borrower will (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of the Security Agreement or other document or instrument relating to any Collateral, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Insurer may reasonably request from time to time in order to carry out more effectively the purposes of the Security Agreement.

SECTION 6.15. Net Worth. The Borrower will maintain a Net Worth on a consolidated basis with SunGard Financing of at least 3% of its consolidated assets as of the last day of any Monthly Period.

SECTION 6.16. Lenders’ Reliance. The Borrower acknowledges that the Lenders and the Insurer are entering into the transactions contemplated by this

Agreement in reliance upon the Borrower’s identity as a legal entity separate from SunGard Parent and the Sellers. Therefore, from and after the date of execution and delivery of this Agreement, Borrower shall take all reasonable steps, including, without limitation, all steps that the Administrative Agent, the Insurer or any Lender may from time to time reasonably request, to maintain its identity as a separate legal entity and to make it manifest to third parties that it is an entity with assets and liabilities distinct from those of SunGard Parent and the Sellers. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Borrower will preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business.

SECTION 6.17. Borrower’s Payment of Fees and Expenses. The Borrower shall pay to the Administrative Agent on the Closing Date all fees and expenses required to be paid hereunder and under the other Transaction Documents, including the Fee Letter, the Insurance and Indemnity Agreement, the Premium Letter and the Administrative Agent Fee Letter.

SECTION 6.18. Evidence of Indebtedness. If in the exercise of any of its rights, powers or remedies under the Transaction Documents the Insurer is required to present a Note evidencing the obligations of the Borrower, then (a) the Borrower shall execute and deliver a Note representing such obligations (to the extent not already executed and delivered to the Lenders in accordance with Section 2.08 hereof) and (b) the Lenders shall deliver, or authorize the delivery of, their respective Notes to the Insurer.

ARTICLE VII

Negative Covenants of the Borrower

So long as any Lender shall have any obligations hereunder, or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or so long as the Insurer shall have any obligations under the Policy, the Borrower shall comply with the following covenants.

SECTION 7.01. Sales, Liens. The Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Liens upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract it may have under which any Receivable arises, or any Lockbox, Lockbox Account or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Administrative Agent, the Lenders and the Insurer provided for herein), and the Borrower will defend the right, title and interest of the Administrative Agent, the Insurer and the Lenders in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Finance Subsidiaries.

SECTION 7.02. Investments. The Borrower will not make or hold any Investments, except as contemplated under the Transaction Documents.

SECTION 7.03. Indebtedness. The Borrower will not create, incur, assume or suffer to exist any Indebtedness except as contemplated under the Transaction Documents.

SECTION 7.04. Fundamental Changes. The Borrower will not do anything that would impair its corporate separateness and will not merge or consolidate with or into any other Person (except for mergers that would not cause an Early Amortization Event), and will not have any Subsidiaries.

SECTION 7.05. Restricted Payments. The Borrower will not make any Restricted Payment at any time (i) when the Outstanding Amount of Loans exceeds the Borrowing Base, or (ii) which would cause the Outstanding Amount of Loans to be greater than the Borrowing Base.

SECTION 7.06. Change in Nature of Business. The Borrower will not make any change in the character of its business which would impair the collectibility of the Receivables or otherwise adversely affect the interests or remedies of the Lenders or Insurer.

SECTION 7.07. Transactions with Affiliates. Except as contemplated by the Transaction Documents, the Borrower will not enter into any transaction of any kind with any Affiliate.

SECTION 7.08. Use of Proceeds. The Borrower will not use the proceeds of any Borrowing, whether directly or indirectly, in a manner inconsistent with the uses set forth in the preliminary statements to this Agreement.

SECTION 7.09. Accounting Changes. The Borrower will not make any change in fiscal year; provided, however, that the Borrower upon written notice to the Administrative Agent and the Insurer, may change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent and the Insurer, in which case, the Administrative Agent and the Insurer will, and are hereby authorized by the Lenders and the Borrower to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.10. Name Change, Offices and Records. The Borrower will not take any action that would cause any financing statement to become “seriously misleading” under Section 9-507 of the Uniform Commercial Code or change its location as specified in Section 9-307 of the Uniform Commercial Code unless it shall have: (i) given the Administrative Agent at least thirty (30) days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents requested by the Administrative Agent in connection with such change or relocation.

SECTION 7.11. Change in Payment Instructions to Obligors. The Borrower will not add or terminate any bank as a Lockbox Bank or Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lockbox, Lockbox Account or Collection Account, unless the Administrative Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Lockbox Bank or Collection Bank or a Lockbox, Lockbox Account or Collection Account, an executed Control Agreement with respect to the new Lockbox, Lockbox Account or Collection Account; provided, however, that the Collection Agent may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Lockbox, Lockbox Account or Collection Account.

SECTION 7.12. Modifications to Contracts and SunGard Financial Policy. The Borrower will not make (i) any change to the SunGard Financial Policy or the character of its business which would impair the collectibility of the Receivables or otherwise adversely affect the interests or remedies of the Lenders or Insurer, and (ii) any material change to the SunGard Financial Policy without the prior written consent of the Administrative Agent and the Insurer. The Borrower will not extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the SunGard Financial Policy.

SECTION 7.13. No Designation of “Amortization Date”. The Borrower will not declare an “Early Amortization Event” (as defined in and under each of the Receivables Purchase Agreements), or send any written notice to any Seller in respect thereof, without the prior written consent of the Controlling Party, except with respect to the occurrence of an Insolvency Event.

SECTION 7.14. Amendments to Documents. The Borrower shall not amend its Organization Documents or any Transaction Document to which it is party, or consent to SunGard Financing amending or waiving any provision of any Transaction Document to which it is a party, without the prior written consent of the Administrative Agent and the Controlling Party.

SECTION 7.15. Employees. The Borrower will not have any employees.

ARTICLE VIII

Covenants of the Administrative Agent

So long as any Lender shall have any obligations hereunder, or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or so long as the Insurer shall have any obligations under the Policy, the Administrative Agent shall comply with the following covenants.

SECTION 8.01. Certain Duties of the Administrative Agent. The Administrative Agent shall review each Monthly Report and each Compliance Certificate delivered to the Administrative Agent by or on behalf of the Borrower. The Administrative Agent shall notify the Insurer, the Lenders, the Funding Agents, S&P and Moody’s of any Early Amortization Event which its review has disclosed. Under no circumstance shall the failure of the Administrative Agent to deliver notice under this Section 8.01 result in the loss or waiver by the Administrative Agent of any remedies, including the remedies set forth in Sections 9.02 and 9.03, or any rights to indemnification.

ARTICLE IX

Early Amortization Events, Events Of Default and Remedies

SECTION 9.01. Early Amortization Events. Any of the following shall constitute an Early Amortization Event; provided, however, that the Insurer, so long as it is the Controlling Party, shall have delivered to the Administrative Agent its prior written consent thereto:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of or interest on any Loan from Collections, (ii) any Overadvance Amount for a period of one Business Day, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or with respect to any other Transaction Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.03(a) or 6.16; or

(c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or (b) above) contained in any Transaction Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower Party herein, in any other Transaction Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Acceleration. SunGard Parent, either Finance Subsidiary, or any Seller (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than $50,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, and the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) causes, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided, however, that this clause (e)(B) shall not apply to secured Indebtedness of SunGard Parent or any Seller that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Event. An Insolvency Event with respect to any Seller, SunGard Financing, the Performance Guarantor or the Borrower shall occur; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) [reserved].

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Transaction Documents. Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower contests in writing the validity or enforceability of any provision of any Transaction Document; or the Borrower denies in writing that it has any or further liability or obligation under any Transaction Document (other than as a result of repayment in full of the Obligations and termination of this Agreement), or purports in writing to revoke or rescind any Transaction Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Security Agreement. (i) The Security Agreement after delivery thereof pursuant to Section 4.01 or 6.09 shall for any reason cease to create a valid and perfected first priority lien (or other security purported to be created on the applicable Collateral) on and security interest in the Collateral covered thereby, subject to Liens permitted under

Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities or instruments pledged under the Security Agreement or to file Uniform Commercial Code continuation statements; or

(m) Dilution Trigger Ratio. As at the end of any Monthly Period, the average Dilution Trigger Ratio for the three (3) preceding Monthly Periods ending with such Monthly Period as reported in the applicable Monthly Reports exceeds 10%; or

(n) Default Trigger Ratio. As at the end of any Monthly Period, the average Default Trigger Ratio for the three (3) preceding Monthly Periods ending with such Monthly Period as reported in the applicable Monthly Reports exceeds 7.5%; or

(o) Delinquency Trigger Ratio. As at the end of any Monthly Period, the average Delinquency Trigger Ratio for the three (3) preceding Monthly Periods ending with such Monthly Period as reported in the applicable Monthly Reports exceeds 50%; or

(p) Turnover Ratio. As at the end of any Monthly Period, the average Turnover Ratio for the three (3) preceding Monthly Periods ending with such Monthly Period as reported in the applicable Monthly Reports exceeds 120 days; or

(q) Other Amortization Events. An “Early Amortization Event” under and as defined in either of the Receivables Purchase Agreements shall occur, or either such agreement shall terminate for any reason, or the Borrower shall for any reason cease to have capacity to purchase Receivables under the applicable Receivables Purchase Agreement, or fulfill its obligations hereunder; or

(r) Performance Guarantor. The Performance Guarantor shall fail to perform or observe any term, covenant or agreement required to be performed by it under the Performance Undertaking, or the Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of the Performance Guarantor, or the Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability; or

(s) Collection Agent Default. A Collection Agent Default shall occur; or

(t) The Policy. The Policy shall terminate or lapse before the date on which the Obligations have been indefeasibly paid in full in the absence of a replacement policy in effect at the time of termination or lapse acceptable to the Required Lenders; or

(u) Material Adverse Change. A material adverse change in the determination of the Controlling Party shall have occurred with respect to (i) the validity, enforceability or collectibility of the Receivables taken as a whole or (ii) the ability of any Seller, the Collection Agent, the Borrower or SunGard Financing to perform its obligations under the Transaction Documents; or

(v) Interest Coverage Ratio. The Interest Coverage Ratio (as defined in the Senior Credit Agreement as in effect on the date hereof) for any Test Period (as defined in the Senior Credit Agreement as in effect on the date hereof) (beginning with the Test Period ending on December 31, 2005) is less than the ratio set forth below in the column and row corresponding to the last day of such Test Period:

Fiscal Year	March 31	June 30	September 30	December 31
2005	—	—	—	1.05:1
2006	1.05:1	1.05:1	1.05:1	1.05:1
2007	1.05:1	1.05:1	1.05:1	1.10:1
2008	1.10:1	1.10:1	1.10:1	1.10:1
2009	1.10:1	1.10:1	1.10:1	1.15:1
2010	1.15:1	1.15:1	1.15:1	1.20:1
2011	1.20:1	1.20:1	1.20:1	1.25:1

and thereafter 1.25:1.

SECTION 9.02. Remedies Upon an Early Amortization Event. If any Early Amortization Event occurs and is continuing, the Administrative Agent may with the consent of the Controlling Party and, at the request of the Controlling Party, shall exercise on behalf of itself, the Lenders and the Insurer all rights and remedies available to it, the Lenders or the Insurer under the Transaction Documents or applicable Law; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, or the occurrence of an Early Amortization Event described in Section 6.1(e) or (f) of the First Step Agreement, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent, the Insurer or any Lender. The Administrative Agent will promptly notify S&P and Moody’s of any Early Amortization Event.

SECTION 9.03. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Controlling Party, shall take any or all of the following actions:

(a) declare the obligations of each Lender and the commitment of each Committed Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Transaction Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Transaction Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any Lender.

ARTICLE X

Administrative Agent and Other Agents

SECTION 10.01. Appointment and Authorization of Agents. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Transaction Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Transaction Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Transaction Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Transaction Documents, and each of the Lenders (in its capacities as a Lender) and the Insurer hereby irrevocably appoints and authorizes the Administrative Agent to act as the Collateral Agent of (and to hold any security interest created by the Security Agreement for and in behalf of or on trust for) such Lender and the Insurer under the Security Agreement for purposes of acquiring, holding and enforcing, at the direct of the Controlling Party, any and all Liens on Collateral granted by the Borrower to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Agreement, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X (including, Section 10.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Transaction Documents) as if set forth in full herein with respect thereto.

SECTION 10.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Agreement or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 10.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Agreement, or for any failure of the Borrower or any other party to any Transaction Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof.

SECTION 10.04. Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any the Borrower), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Controlling Party as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Controlling Party and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01 and 4.02(a) and (b), each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 10.05. Notice of Early Amortization Event. Except as provided in Section 8.01, the Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Early Amortization Event, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders and the Insurer, unless the Administrative Agent shall have received written notice from a Lender, the Insurer or the Borrower referring to this Agreement, describing such Early Amortization Event and stating that such notice is a “Notice of Early Amortization Event.” The Administrative Agent will notify the Lenders and the Insurer of its receipt of any such notice and promptly deliver a copy of such notice to the Insurer and the Lenders. The Administrative Agent shall take such action with respect to any Early Amortization Event as may be directed by the Controlling Party in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Early Amortization Event as it shall deem advisable or in the best interest of the Lenders and the Insurer.

SECTION 10.06. Credit Decision; Disclosure of Information by Agents. Each Lender and the Insurer acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any such Agent-Related Person to any Lender or the Insurer as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender and the Insurer represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and the Insurer also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Insurer by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 10.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 10.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 10.07 shall survive the Termination Date, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 10.08. Agents in their Individual Capacities. JPMorgan Chase Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and their respective Affiliates as though JPMorgan Chase Bank were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, JPMorgan Chase Bank or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, JPMorgan Chase Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include JPMorgan Chase Bank in its individual capacity.

SECTION 10.09. Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders, the Insurer and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders, with the prior written consent of the Insurer, shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Early Amortization Event under Section 9.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” means such successor Administrative Agent and/or supplemental Administrative Agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article X and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If the Lenders or the Administrative Agent shall not have appointed a successor agent as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the Insurer shall appoint a successor agent within an additional thirty day period, and upon the earlier of such appointment or such additional thirty day period, the retiring Administrative Agent’s resignation shall become effective. If no successor agent has accepted appointment as aforesaid, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as either the Required Lenders or the Insurer appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders or the Insurer may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Security Agreement or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 10.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.06 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10.11. Collateral and Guarantee Matters. The Lenders irrevocably agree that any Lien on any property granted to or held by the Administrative Agent under any Transaction Document shall be automatically released (i) upon termination of this Agreement and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Transaction Document to any Person other than SunGard Financing or the Borrower, or (iii) subject to Section 11.01(e), if the release of such Lien is approved, authorized or ratified in writing by the Controlling Party.

ARTICLE XI

Miscellaneous

SECTION 11.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Transaction Document, and no consent to any departure by the Borrower or the Administrative Agent therefrom, shall be effective unless in writing signed by the Controlling Party and SunGard Financing, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given and shall require prior written notice to each of Moody’s and S&P; provided, however, that, no such amendment, waiver or consent shall, subject to Section 11.07(e):

(a) extend or increase the Related Group Limit of any Related Group, change the definition of Pro Rata Share or Advance Rate or extend the Scheduled Early Amortization Date or Termination Date without the written consent of each Lender directly affected thereby (but a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Early Amortization Event, mandatory prepayment or mandatory reduction of the Related Group Limit of any Related Group shall not constitute an extension or increase of any Related Group Limit of any Related Group);

(b) postpone any date scheduled for any payment of principal or interest without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Transaction Document without the written consent of each Lender directly affected thereby;

(d) change any provision of this Section 11.01, the definition of “Required Lenders”, Section 6.12 or waive Section 9.01(u) without the written consent of each Lender affected thereby;

(e) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(f) release all or substantially all of the aggregate value of the Performance Guarantee, without the written consent of each Lender;

and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the parties required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Transaction Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Related Group Limit of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting

Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

SECTION 11.02. Notices and Other Communications; Facsimile Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Transaction Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule D or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to the Insurer or any other Lender, to the address, facsimile number, electronic mail address or telephone number designated by such party in a notice to the Borrower and the Administrative Agent from time to time.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 11.02(c)), when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Transaction Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on the Borrower, the Agents and the Lenders.

(c) Reliance by Agents, Lenders and Insurer. The Administrative Agent, the Lenders and the Insurer shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person, the Insurer and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 11.03. No Waiver; Cumulative Remedies. With respect to the Borrower Parties on one hand and the Lenders on the other, no failure by any Lender, the Insurer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each Transaction Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 11.04. Attorney Costs, Expenses and Taxes. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Transaction Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Cravath, Swaine & Moore LLP, and (b) to pay or reimburse the Administrative Agent, the Insurer, and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Transaction Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agent). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees and taxes related thereto, and other (reasonable, in the case of Section 11.04(a)) out-of-pocket expenses incurred by any Agent or the Insurer. The agreements in this Section 11.04 shall survive the termination of this Agreement and repayment of all other Obligations. All amounts due under this Section 11.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If the Borrower fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Transaction Document, such amount may be paid on behalf of the Borrower by the Administrative Agent in its sole discretion.

SECTION 11.05. Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, the Insurer, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Transaction Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan, or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any the Borrower have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Transaction Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any the Borrower, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Transaction Documents is consummated. All amounts due under this Section 11.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 11.05. The agreements in this Section 11.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 11.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 11.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither SunGard Financing nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee that satisfies the conditions to assignment under this Section 11.07 (an “Eligible Assignee”), (ii) by way of participation in accordance with the provisions of Section 11.07(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Related Group Limit and Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided, however, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, a Support Party of a Conduit Lender, an Approved Fund or, if an Early Amortization Event under Section 9.01(a), (f) or (g) has occurred and is continuing, any Eligible Assignee; and

(B) the Administrative Agent; provided, however, that no consent of the Administrative Agent shall be required for an assignment to an Agent or an Affiliate of an Agent;

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents; provided, however, that (1) no such consent of the Borrower shall be required if an Early Amortization

Event under Section 9.01(a), (f) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any; and

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Transaction Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Transaction Documents; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant. Subject to Section 11.07(f), the Borrower agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(b) but shall not be entitled to recover greater amounts under such Sections than the selling Lender would be entitled to recover. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided, however, that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.15 as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided, however, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Transaction Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Transaction Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

SECTION 11.08. Tax Disclosure. The Borrower, the Administrative Agent, the Insurer, the Lenders, and the Funding Agents, and each Indemnified Party and any successor or assign of any of the foregoing (and each employee, representative or other agent of any of the foregoing) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax treatment or tax structure, and it is hereby confirmed that each of the foregoing have been so authorized since the commencement of discussions regarding the transactions.

SECTION 11.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Early Amortization Event or an Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Person, any such notice being waived by the Borrower to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the Borrower and its Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Transaction Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Transaction Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 11.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

SECTION 11.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Transaction Document, the interest paid or agreed to be paid under the Transaction Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 11.11. Counterparts. This Agreement and each other Transaction Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Transaction Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Transaction Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 11.12. Integration. This Agreement, together with the other Transaction Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Transaction Document, the provisions of this Agreement shall control; provided, however, that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Transaction Document shall not be deemed a conflict with this Agreement. Each Transaction Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 11.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Transaction Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Potential Early Amortization Event or Early Amortization Event at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 11.14. Severability. If any provision of this Agreement or the other Transaction Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Transaction Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 11.15. Tax Forms. Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent and the Borrower two duly signed, properly completed copies of IRS Form W-9 on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), certifying that it is entitled to an exemption from United States backup withholding tax, or any successor form. If such Person fails to deliver such forms, then the Administrative Agent may withhold from any payment to such Person an amount equivalent to the applicable backup withholding tax imposed by the Code.

SECTION 11.16. GOVERNING LAW. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS

PROVISIONS THEREOF OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY TRANSACTION DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY TRANSACTION DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY TRANSACTION DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 11.17. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY TRANSACTION DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY TRANSACTION DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 11.18. Non-Petition. (a) Each party hereto agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against the Borrower, SunGard Financing or any other obligor under any of the Transaction Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any Finance Subsidiary, without the prior written consent of the Administrative Agent. The provisions of this Section 11.18 are for the sole benefit of the Lenders and the Insurer and shall not afford any right to, or constitute a defense available to, the Borrower. (b) Each party hereto agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Conduit Lender (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Conduit Lender. (c) Each Lender, Funding Agent, the Insurer and the Administrative Agent hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all Obligations, it will not institute against, or join any other Person in instituting against, SunGard Financing or Borrower any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. The provision of this Section 11.18 (a) and (b) are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, the Borrower.

SECTION 11.19. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 11.20. Assignment. The Borrower hereby assigns to the Administrative Agent, for the benefit of the Insurer and the Lenders, all of its direct and indirect rights and remedies under each of the First Step Agreement, the Second Step Agreement, the Performance Undertaking and the Collection Agent Agreement. The Administrative Agent, on behalf of the Lenders and the Insurer, shall be entitled to exercise, without notice or consent of SunGard Funding and at the direction of the Controlling Party, any and all direct and indirect rights and remedies of SunGard Funding under the First Step Agreement, the Second Step Agreement, the Performance Undertaking and the Collection Agent Agreement from time to time, but none of the Administrative Agent, the Lenders or the Insurer shall have any obligations thereunder to any Borrower Party or any liability for any loss, expense, claim or damage incurred by or asserted against any Borrower Party by reason of the Administrative Agent’s, the Lenders’ or the Insurer’s acts or omissions relating thereto.

SECTION 11.21. Rights of Insurer. Notwithstanding anything to the contrary in the Transaction Documents, the Insurer shall only have consent, voting and approval rights hereunder for so long as the Insurer remains the Controlling Party. Upon the occurrence and during the continuation of an Insurer Default or upon termination of the Policy, and thereafter, any reference in the Transaction Documents (other than the Insurance Agreement, the Premium Letter and the Policy) to consent, voting and approval rights of the Insurer shall be without legal effect.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SUNGARD FUNDING LLC

by:
SUNGARD FINANCING LLC,
its Member

/s/ Michael J. Ruane
Name:	Michael J. Ruane
Title:	President, Treasurer and
Assistant Secretary

JPMORGAN CHASE BANK, N.A., as
Committed Lender, Funding Agent and
Administrative Agent

by
/s/ Leo Loughead
	Name:	Leo Loughead
	Title:	Managing Director

CITICORP NORTH AMERICA, INC., as
Committed Lender and Funding Agent

by
/s/ Lain J. Gutierrez
	Name:	Lain J. Gutierrez
	Title:	Vice President

DEUTSCHE BANK AG, New York
Branch, as Committed Lender and Funding
Agent

by
/s/ Michael Cheng
	Name:	Michael Cheng
	Title:	Director

by

/s/ Tina Gu
	Name:	Tina Gu
	Title:	Vice President

JUPITER SECURITIZATION CORP., as
Conduit Lender

by
/s/ Leo Loughead
	Name:	Leo Loughead
	Title:	Authorized Signatory

NANTUCKET FUNDING CORP., LLC,
as Conduit Lender

by
/s/ Jill A. Gordon
	Name:	Jill A. Gordon
	Title:	Vice President

CHARTA, LLC, as Conduit Lender

by	Citicorp North America, Inc. as
Attorney-in-Fact

by	/s/ Lain J. Gutierrez
	Name:	Lain J. Gutierrez
	Title:	Vice President

FINANCIAL GUARANTY INSURANCE
COMPANY, as Insurer

by
/s/ Kenneth Degen
	Name:	Kenneth Degen
	Title:	Managing Director

ANNEX A

Definitions

“Accrual Period” means the period from (and including) a Determination Date (or in the case of the first Accrual Period, the Closing Date) to (but excluding) the next following Determination Date.

“Actual Effective Date Purchase Price” has the meaning set forth in Section 1.2(a) of the First Step Agreement.

“Additional Seller” means a Subsidiary that becomes a Seller under the First Step Agreement after the Closing Date pursuant to a Joinder Agreement.

“Adjusted Dilution” means for a Monthly Period, the difference between (a) the sum of (i) the product of (x) the Dilution Estimate, and (y) the Obligor Credit Memo Amount, (ii) Other Credit Adjustments, and (iii) without duplication, other Dilution, and (b) One-Time Non-Dilutive Credit Adjustments.

“Adjusted LIBO Rate” means, with respect to any LIBO Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Monthly Period” has the meaning set forth in Section 1.4(c)(i) of the First Step Agreement.

“Adjusted Monthly Receivables Amount” means, for any Monthly Period, the Monthly Receivables Amount less the Dilution Adjustment Amount for such Monthly Period except in the case of (a) Monthly Period (July 2005), where it shall mean the Monthly Receivables Amount (July 2005) less the Dilution Adjustment Amount for such Monthly Period and (b) Monthly Period (August 2005), where it shall mean the Monthly Receivables Amount (August 2005) less the Dilution Adjustment Amount for such Monthly Period.

“Administrative Agent” means JPMorgan Chase Bank, N.A., as agent for the Lenders, the Funding Agents and the Insurer hereunder, or any successor agent under the Credit Agreement (together with its successors and assigns).

“Administrative Agent Fee Letter” means that certain Administrative Agent fee letter agreement, dated as August 11, 2005, relating to the SunGard Insured Receivables Facility, between the Borrower and the Administrative Agent, as amended or modified from time to time.

“Advance Rate” means (a) 100% minus (b) the sum of (i) the Loss Percentage, (ii) the Dilution Percentage, (iii) the Coverage Percentage, and (iv) the Yield and Servicing Fee Percentage.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. A Person will not be deemed to be an Affiliate of another Person solely because such Persons are both portfolio companies of one or more Sponsors.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent and the Funding Agents.

“Aggregate Commitments” means, at any time, the aggregate amount of the Commitments of all Committed Lenders.

“Aggregate Purchase Price” has the meaning set forth in Section 1.4(c)(i) of the First Step Agreement.

“Amortization Date” means the earlier of the Scheduled Early Amortization Date and the Early Amortization Date.

“Applicable Rate” means (a) in the absence of an Insurer Default or termination of the Policy, 0%, and (b) otherwise, with respect to CP Rate Loans and LIBO Rate Loans, the “Applicable Rate” for Eurodollar Loans from time to time in effect under the Senior Credit Agreement and, with respect to Base Rate Loans, the “Applicable Rate” for Base Rate Loans from time to time in effect under the Senior Credit Agreement.

“Appropriate Lender” means, at any time with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“AS” means SunGard Availability Inc., a Delaware corporation.

“Assets” is defined in the Second Step Agreement.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D to the Credit Agreement.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended, and any successor statute thereto.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase Bank as its “prime rate.” The “prime rate” is a rate set by JPMorgan Chase Bank based upon various factors including JPMorgan Chase Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by JPMorgan Chase Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Billed Receivable” means a Receivable in respect of which an invoice addressed to the Obligor thereof has been sent.

“Borrower” means SunGard Funding.

“Borrower Parties” means SunGard Parent, the Sellers, SunGard Financing and the Borrower.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type made under one Loan Notice and, in the case of LIBO Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01 of the Credit Agreement.

“Borrowing Base” means, at any time, the product of (i) the Net Receivables Balance, and (ii) the Advance Rate.

“Bridge Credit Agreement” means the Bridge Receivables Credit Agreement, dated as of August 11, 2005, relating to the SunGard Bridge Receivables Facility, by and among SunGard Funding II LLC, a Delaware limited liability company, JPMorgan Chase Bank, N.A., as Administrative Agent, the Lenders and Funding Agents parties thereto, as amended or modified from time to time.

“Bridge First Step Agreement” means the First Step Agreement referred to in the Bridge Credit Agreement.

“Bridge Loans” means the Loans under and as defined in the Bridge Credit Agreement.

“Bridge Second Step Agreement” means the Second Step Agreement referred to in the Bridge Credit Agreement.

“Bridge Transaction Documents” means the “Transaction Documents” as defined in the Bridge Credit Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and Chicago are authorized or required by law to remain closed; provided, however, that, when used in connection with a LIBO Rate Loan, the term “Business Day” shall also not include any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capped Interest Amount” means,

(i) for any Accrual Period before the Amortization Date, an amount of interest equal to (a) the Capped Interest Rate, times (b) the average daily Outstanding Amount of Loans during such Accrual Period, times (c) the actual number of days in such Accrual Period divided by 360; and

(ii) for any day on and after the Amortization Date, an amount of interest equal to (a) the Capped Interest Rate, times (b) the Outstanding Amount of Loans on such day, times (c) 1/360.

“Capped Interest Rate” means, for any Accrual Period, a per annum rate equal to the LIBO Rate for a period of one month, beginning on (and including) the first day of such Accrual Period and ending on (but excluding) the last day of such Accrual Period, as determined in good faith by the Administrative Agent.

“Cash Payments” has the meaning set forth in Section 1.4(c)(ii) of the First Step Agreement.

“Change of Control” means (i) with respect to the Borrower, the failure by SunGard Financing to own 100% of the equity interests of the Borrower, or (ii) with respect to SunGard Financing, the failure by SunGard Parent or the Sellers, directly or indirectly, to own 100% of the equity interests of SunGard Financing.

“Charged-Off Receivables” means, with respect to any date of determination, a Receivable (i) as to which the Obligor is bankrupt or insolvent, (ii) as to which the Obligor thereof, if a natural person, is deceased, (iii) which, consistent with the SunGard Financial Policy, would be written off the applicable Seller’s books as uncollectible, or (iv) which has been identified by the applicable Seller as uncollectible.

“Class” means, with respect to any Loan, its character as a CP Rate Loan, or a Committed Loan.

“Closing Date” means the first date all the conditions precedent in Section 4.01 of the Credit Agreement and Schedule B to the Credit Agreement are satisfied or waived in accordance with Section 11.01 of the Credit Agreement.

“Code” means the Internal Revenue Code of 1986 and rules and regulations related thereto.

“Collateral” means all the “Collateral” as defined in the Security Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(i) the security interests of the Administrative Agent, the Borrower and SunGard Financing (and the underlying supporting obligations) shall have been perfected in accordance with the terms of the Transaction Documents.

(ii) the Security Agreement shall be in full force and effect and the Borrower shall not be in default of any of its obligations thereunder;

(iii) the Performance Undertaking shall be in full force and effect and the Performance Guarantor shall not be in default of any of the Performance Undertaking’s provisions;

(iv) none of the Collateral shall be subject to any Lien other than a Lien contemplated by the Transaction Documents; and

(v) except to the extent otherwise permitted hereunder or under any Transaction Document, the Obligations and Insurance Obligations shall be secured by a security interest in, and mortgages on, the Receivables, the Collections and the Related Security.

“Collection Account” means each concentration account, deposit account or similar account in which any Collections are deposited, and which shall be in the name of SunGard Financing.

“Collection Agent” means at any time the Person (which may be the Administrative Agent) then authorized pursuant to the Collection Agent Agreement to service, administer and collect Receivables.

“Collection Agent Agreement” means the Collection Agent Agreement, dated August 11, 2005, relating to the SunGard Insured Receivables Facility, by and between Borrower and SunGard Parent, as initial Collection Agent.

“Collection Agent Default” means that (a) an Insolvency Event shall occur with respect to the Collection Agent, or (b) the Collection Agent shall fail (i) to make any payment or deposit required to be made by the Collection Agent under any Transaction Document when due and such failure continues for five (5) days, (ii) to deliver to the Administrative Agent a Monthly Report when due and such failure continues for five (5) Business Days, or (iii) (other than as referred to in clause (ii) of this definition) to perform or observe any term, covenant or agreement under any Transaction Document to which it is a party and such failure shall continue for thirty (30) days.

“Collection Agent Fee” means the Collection Agent’s reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables. So long as SunGard Financing or an Affiliate of SunGard Parent is the Collection Agent, the Collection Agent Fee will be no greater than 0.50% per annum of the average daily Net Receivables Balance of the Receivables.

“Collection Amount” means the aggregate Collections received from Obligors during a Monthly Period.

“Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all Finance Charges, if any, and cash proceeds of the Related Security, and any Deemed Collections of such Receivable.

“Commercial Paper” means promissory notes of a Conduit Lender issued by such Conduit Lender into the commercial paper markets or the money markets.

“Commitment” means, as to each Committed Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 of the Credit Agreement, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Committed Lender’s name on Schedule A to the Credit Agreement under the caption “Commitment” or in the Assignment and Assumption pursuant to which such Committed Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with the Credit Agreement. The aggregate amount of Commitments of all Lenders shall be $375,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of the Credit Agreement.

“Committed Lender” means each of the entities identified on Schedule A to the Credit Agreement as a “Committed Lender”, together with any of their respective successors and assigns.

“Committed Loan” means a Loan made by a Committed Lender.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C to the Credit Agreement.

“Concentration Factor” means, on any day with respect to any Obligor, 2% (except as specified in the definition of Special Obligor Concentration Factor with respect to Special Obligors).

“Concentration Limit” means, as of any date, for any Obligor and its Affiliates, the product of (a) the Concentration Factor for such Obligor, and (b) the outstanding balance of all Eligible Receivables as of such date.

“Conduit Lender” means each of the entities identified on Schedule A to the Credit Agreement as a “Conduit Lender”, together with any of their respective successors and assigns.

“Conduit Loan” means a Loan made by a Conduit Lender.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Control Agreement” means an agreement relating to the SunGard Insured Receivables Facility substantially in the form of Exhibit F to the Credit Agreement among each applicable Lockbox Bank or Collection Bank, SunGard Financing and the Administrative Agent, or otherwise satisfactory to SunGard Financing, the Administrative Agent, and the applicable Lockbox Bank or Collection Bank.

“Controlling Party” means (a) in the absence of an Insurer Default or the termination of the Policy, the Insurer, and (b) otherwise, the Required Lenders.

“Coverage Percentage” means at any time, 5%.

“CP Rate” means a weighted average rate of interest determined as follows:

(a) to the extent that any Conduit Loan that is a CP Rate Loan is funded or maintained with Match Funded Commercial Paper during any Accrual Period, the rate equivalent to the daily weighted average of (i) the discount rate (or if more than one discount rate, the daily weighted average of the discount rates) at which Commercial Paper having a term equal to that of the Commercial Paper issued by the applicable Conduit Lender can be sold by any placement agent or commercial paper dealer selected by such Conduit Lender, converted to an annual yield-equivalent rate on the basis of a 360-day year, which rates shall include placement agent and dealer fees and commissions and (ii) the annual interest rate (or if more than one rate, the weighted average of the annual interest rates) payable by such Conduit Lender on interest-bearing Commercial Paper having a term equal to that of the Commercial Paper issued by the applicable Conduit Lender, on the basis of a 360-day year, which rates shall include placement agent and dealer fees and commissions, and

(b) to the extent that any Conduit Loan that is a CP Rate Loan is funded or maintained with Pool-Funded Commercial Paper, or with respect to Charta LLC, as a Conduit Lender, with Promissory Notes, for each day, the sum of (i) weighted average discount or yield accrued on such Pool-Funded Commercial Paper or Promissory Notes on such day, converted to an annual yield-equivalent rate on the basis of a 360-day year, plus (ii) any and all accrued commissions in respect of placement agents and commercial paper dealers, and issuing and paying agent fees incurred, in respect of such Pool-Funded Commercial Paper or Promissory Notes for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by such Pool-Funded Commercial Paper or Promissory Notes for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under the related Conduit Lender’s other credit or receivable purchase facilities funded substantially with Pool-Funded Commercial Paper or Promissory Notes (to the extent such income net of expenses is available to such related Conduit Lender and not otherwise encumbered), minus (v) any payment received on such day net of expenses in respect of any broken funding costs related to the prepayment of any loan or investment pursuant to the terms of any of such Conduit Lender’s other credit or receivable purchase facilities funded substantially with Pool-Funded Commercial Paper or Promissory Notes and reasonably allocated to such CP Rate Loan.

In addition to the foregoing costs, if the Borrower shall request any Loan during any period of time determined by any Funding Agent in its sole discretion to result in incrementally higher yield, interest or costs applicable to such Loan, such Loan shall, during such period, be deemed to be funded by the applicable Conduit Lender in a special pool (which may include capital associated with other credit or receivable purchase facilities of the applicable Conduit Lender) for purposes of determining the CP Rate applicable to such Loan.

“CP Rate Loans” means Loans which bear interest by reference to the CP Rate.

“Credit Agreement” means the Insured Receivables Credit Agreement, dated as of August 11, 2005, relating to the SunGard Insured Receivables Facility, by and among SunGard Funding LLC, a Delaware limited liability company, JPMorgan Chase Bank, N.A., as Administrative Agent, the Lenders and Funding Agents parties thereto, and the Insurer, as amended or modified from time to time.

“Cut-Off Date” means August 11, 2005.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deemed Collections” means the amount by which, on any day, the Outstanding Balance of a Receivable is reduced or cancelled as a result of (i) Dilution, including, without limitation, the Dilution of any Receivable, by the originating Seller, a Finance Subsidiary or the Collection Agent, or (ii) if at any time any of the representations or warranties in Article V of the Credit Agreement or either the First Step Agreement or Second Step Agreement are no longer true with respect to any Receivable. A Finance Subsidiary shall be deemed to have received a Collection in full of a Receivable if at any time any of foregoing shall have occurred.

“Default Fee” means a per annum rate of interest equal to the sum of (i) the Base Rate, plus (ii) 2% per annum.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided, however, that, with respect to a LIBO Rate Loan or CP Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Trigger Ratio” means for any Monthly Period, a ratio (expressed as a percentage) equal to the quotient of (a) the sum, without duplication, of (i) the aggregate balance of all Receivables which are more than 210 and less than 241 days past due as of the last day of the most recently ended Monthly Period (exclusive of Receivables included in clause(ii) in a prior Monthly Period), and (ii) the aggregate amount of all Charged-Off Receivables which were written off during such Monthly Period that were less than 211 days from the original due date for such payment, and (b) the aggregate Adjusted Monthly Receivables Amount originated during the Monthly Period which ended eight Monthly Periods prior to such Monthly Period.

“Defaulted Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 91 days or more from the original due date for such payment.

“Defaulting Lender” means any Committed Lender that (a) has failed to fund any portion of the Loans within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) has otherwise failed to pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 31 days or more from the original due date for such payment.

“Delinquency Trigger Ratio” means, at any time, a percentage equal to (i) the aggregate outstanding balance of all Receivables that were Delinquent Receivables as of the last day of the most recently ended Monthly Period, divided by (ii) the aggregate outstanding balance of all Billed Receivables as of the end of the most recently ended Monthly Period.

“Determination Date” means the 17th day of each calendar month, or if such day is not a Business Day, the next following Business Day; provided however, in the case of Monthly Period (July 2005), it shall be August 31, 2005.

“Dilution” means, with respect to the Receivables, any credits, rebates; contract amendments or changes; retroactive pricing adjustments; billing errors; write-offs or compromises due to dispute (whether arising from a related or unrelated transaction); concessions, discounts, discounts relating to volume purchase, cash payment or early payment; allowances or chargebacks relating to defective, rejected, returned or repossessed goods; any of which reduce the Outstanding Balance of such Receivable.

“Dilution Adjustment Amount” means for a Monthly Period, the product of (a) the Obligor Credit Memo Amount and (b) the difference of (i) 1, and (ii) the Dilution Estimate.

“Dilution Estimate” means (a) during the initial 180 days after the Closing Date (or until such time at which the applicable Seller is able to report the Obligor Credit Memo Amount net of credit and rebills), (i) in the case of AS, 28% and (ii) in the case of SCT, 28%, (b) at any other time, (i) in the case of AS, 100% and (ii) in the case of SCT, 100%, and (c) with respect to any other Seller, as determined by the Administrative Agent and the Controlling Party.

“Dilution Horizon Factor” means at any time, a percentage equal to (i) the aggregate Adjusted Monthly Receivables Amount originated during the five Monthly Periods ending immediately prior to the last day of the most recently ended Monthly Period, divided by (ii) the Net Receivables Balance as of the end of the most recently ended Monthly Period.

“Dilution Percentage” means at any time, the greater of (i) 8%, and (ii) a percentage calculated in accordance with the following formula:

DP = [(SF x ADR) + [(HDR - ADR) x (HDR/ADR)]] x DHF

where:

DP	=	the Dilution Percentage;
ADR	=	the average of the Dilution Ratios occurring during the 12 most recent Monthly Periods;
SF	=	the Stress Factor;
HDR	=	the highest four-Monthly Period rolling average of the Dilution Ratio occurring during the 12 most recent Monthly Periods; and
DHF	=	the Dilution Horizon Factor at such time.

“Dilution Ratio” means, for a Monthly Period, a percentage equal to (i) the aggregate amount of Adjusted Dilution which occurred during such Monthly Period, divided by (ii) the aggregate Adjusted Monthly Receivables Amount originated during the Monthly Period that ended three Monthly Periods prior to the most recent Monthly Period.

“Dilution Trigger Ratio” means, for a Monthly Period, a percentage equal to (i) the aggregate amount of Adjusted Dilution, which occurred during such Monthly Period, divided by (ii) the aggregate Adjusted Monthly Receivables Amount originated during the Monthly Period that ended three Monthly Periods prior to the most recent Monthly Period.

“Discount Factor” means, as of any Purchase Date, the percentage obtained from the following formula (all determined by SunGard Financing as of the related Purchase Date):

(ACRP + ASFP + AP)

where:

ACRP	=	the “Adjusted Carrying Cost Reserve Percentage”, defined as the ratio (expressed as a percentage) obtained by dividing (a) the product of (i) the average of the Turnover Ratio for the three (3) Monthly Periods immediately preceding such Purchase Date (the “Average Turnover”) and (ii) the Base Rate as of the last day of the preceding calendar week by (b) 365.

ASFP	=	the “Adjusted Servicing Fee Percentage”, defined as the ratio (expressed as a percentage) obtained by dividing (a) the product of the Average Turnover times the Servicing Fee, by (b) 360

AP	=	the “Additional Percentage,” defined as 0.10%; provided that (i) none of the elements of the above-referenced formula as applied to any Receivables will be adjusted following the related Purchase Date for such Receivables, (ii) with respect to each Purchase Date that occurs after the last day of a Monthly Period and prior to the related Determination Date for such Monthly Period, the foregoing amounts shall be computed using the amounts for the three most recent Monthly Periods for which a Monthly Report has been furnished and (iii) for the initial period from and including the initial Purchase to but excluding the first Determination Date, the Discount Factor will be 1.681%.

“Dollar” and “$” mean lawful money of the United States.

“Early Amortization Date” means the earliest to occur of (i) the Business Day (or immediately following the day) on which an Insolvency Event with respect to any Borrower Party described in Section 9.01(f) of the Credit Agreement occurs, (ii) the Business Day specified in a written notice from the Controlling Party following the occurrence of any other Early Amortization Event, and (iii) the date which is 15 Business Days after the Administrative Agent’s receipt of written notice from the Borrower that it wishes to terminate the SunGard Insured Receivables Facility; provided, however, that the Insurer, if the Controlling Party, shall have delivered to the Administrative Agent its prior written consent to the occurrence of such Early Amortization Event.

“Early Amortization Event” means any Early Amortization Event set forth in Section 9.1 of the Credit Agreement, or any Early Amortization Event as defined in the First Step Agreement or the Second Step Agreement.

“Eligible Assignee” has the meaning specified in Section 11.07 of the Credit Agreement.

“Eligible Contract” means, with respect to any Seller, a Contract giving rise to a Receivable originated by such Seller which, (i) in the case of an Initial Seller, contains payment terms and conditions that are substantially the same as those used in the Contracts provided to the Administrative Agent for review prior to the Closing Date, and (ii) in the case of an Additional Seller contains such other payment terms and conditions as have been approved in writing by the Administrative Agent (in consultation with the Funding Agents) and the Insurer, which approval shall not be unreasonably withheld.

“Eligible Receivable” means, at any time, a Receivable:

(i) the Obligor of which is not the Obligor of any Charged-Off Receivable and the Obligor of which does not have Defaulted Receivables the balance of which exceeds 50% of the aggregate Outstanding Balance of all Receivables of such Obligor on any date of determination;

(ii) which is not a Charged-Off Receivable or a Defaulted Receivable;

(iii) that, according to the Contract related thereto, is required to be paid in full or in part within (i) 60 days of the original billing date, (ii) in the case of SCT, 65 days of the original billing date, or (iii) in the case of an Additional Seller, the number of days specified in the Joinder Agreement with respect to such Additional Seller to be determined by the Administrative Agent and the Controlling Party;

(iv) which is an “account” or “payment intangible” within the meaning of Section 9-102(a)(2) and Section 9-102(a)(62), respectively, of the Uniform Commercial Code of all applicable jurisdictions governing the perfection of the security interest in such Receivable;

(v) which is denominated and payable only in United States dollars in the United States;

(vi) which arises under an Eligible Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding and enforceable obligation of the Obligor of such Receivable;

(vii) which is not subject to any right of rescission, set-off, counterclaim or any other defense (including defenses arising out of violations of usury laws) of the related Obligor against the applicable Seller (whether any such right arises or exists by contract, at common law or by statute), including the right to set-off any amounts owed by such Obligor to such Seller, any account payable by such Obligor to such Seller, and any credit of such Obligor with such Seller, but only the portion of a Receivable equal to the amount of such right of partial rescission, set-off, counterclaim or defense (to the extent it can be quantified), shall be deemed not to be an Eligible Receivable;

(viii) which arises under a Contract which (A) pursuant to a valid contractual provision does not contain an enforceable requirement that the Obligor under such Contract consent to the transfer, sale or assignment of the rights of the Seller to payments of amounts due under such Contract and (B) does not contain a confidentiality provision that is effective to restrict the ability of any Lender or the Insurer to enforce its rights to collect amounts due thereunder or to review the Contract;

(ix) which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale or licensing of goods, computer programs or other intellectual property or the provision of services, (in part or in whole) by the related Seller;

(x) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule or regulation relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which none of SunGard Parent, SunGard Financing, the Borrower, any Seller, or the Obligor and no part of the Contract related thereto is in violation of any such law, rule or regulation,

(xi) which satisfies all applicable requirements of the SunGard Financial Policy;

(xii) which was originated in the ordinary course of a Seller’s business, and the Obligor of which is not an Affiliate of any Seller (other than solely by reason of being an affiliate of the same Sponsor);

(xiii) which arises solely from the sale or license of goods, computer programs, software or other intellectual property or the provision of services to the related Obligor by a Seller;

(xiv) the payment terms of which have not been extended, rewritten or otherwise modified from the original terms thereof (including customer adjustments and chargebacks), except in a manner in accordance with the SunGard Financial Policy;

(xv) all right, title and interest to and in which has been validly transferred by the applicable Seller directly to SunGard Financing, and by SunGard Financing to Borrower under and in accordance with the Second Step Agreement, and the Borrower has good title thereto free and clear of any Liens other than permitted Liens;

(xvi) the Obligor of which has been instructed by the Seller to remit payment thereon to a Lockbox or Lockbox Account which is subject to a Control Agreement;

(xvii) the ownership of which by SunGard Financing and/or the Borrower would not cause SunGard Financing or the Borrower to cease to qualify for an exemption from registration under the Investment Company Act of 1940 as a person that is primarily engaged in purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance, and services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940;

(xix) the purchase of which constitutes a current transaction within the meaning of Section 3(a)(3) of the Securities Act; and

(xx) with respect to which the representations and warranties set forth in Section 2.1(u) of the First Step Agreement shall be true and correct.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health or to the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any the Borrower within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” means either the occurrence of (a) an Insolvency Event of the Borrower, or (b) the Termination Date.

“Excess Default Rate Interest” means, with respect to any Loan for any period, (a) the excess of the amount of interest on such Loan for such period computed at the applicable Default Rate over (b) the amount of interest on such Loan that would accrue on such Loan for such period computed without regard to the Default Rate.

“Excluded Obligor” means such Obligors as may be agreed upon by the Borrower, the Administrative Agent and the Controlling Party.

“Facility Limit” means $375,000,000, as reduced from time to time pursuant to Section 2.04 of the Credit Agreement, or increased from time to time upon the request of the Borrower subject to the consents required pursuant to Section 11.01 of the Credit Agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMorgan Chase Bank on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement dated as August 11, 2005, relating to the SunGard Insured Receivables Facility, among the Borrower, the Administrative Agent, each Lender and each Funding Agent, as amended or modified from time to time.

“FGIC” has the meaning specified in the introductory paragraph to the Credit Agreement.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Finance Subsidiaries” means the Borrower and SunGard Financing.

“First Step Agreement” means this First Step Receivables Facility Agreement, dated as of August 11, 2005, relating to the SunGard Insured Receivables Facility, by and among certain Subsidiaries of SunGard Parent (initially, the Initial Sellers), as Sellers, SunGard Financing, and SunGard Parent as Seller Agent, as amended or modified from time to time in accordance with the Second Step Agreement and the Credit Agreement.

“First Step Intercompany Note” has the meaning set forth in Section 1.8(a) of the First Step Agreement.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means (i) any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, or (ii) any special purpose vehicle issuing indebtedness in the commercial paper market that is administered by a Funding Agent or one of its Affiliates.

“Funding Agent” has the meaning specified in the introductory paragraph to the Credit Agreement.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(e) all guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 11.05 of the Credit Agreement.

“Indemnitees” has the meaning set forth in Section 11.05 of the Credit Agreement.

“Information” has the meaning specified in Section 11.08 of the Credit Agreement.

“Initial Effective Date Purchase Price” has the meaning set forth in Section 1.2(a) of the First Step Agreement.

“Initial Sellers” means SunGard SCT Inc., a Delaware corporation, and SunGard Availability Inc., a Delaware corporation.

“Initial Settlement Date” has the meaning set forth in Section 1.2(a) of the First Step Agreement.

“Insolvency Event” means, with respect to any Person that (i) such Person institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or (iii) any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding.

“Insurance Agreement” means the Insurance and Indemnity Agreement dated August 11, 2005, relating to the SunGard Insured Receivables Facility, by and among the Insurer, the Borrower and the Administrative Agent.

“Insurance Obligations” means, without duplication, all of the obligations of the Borrower to the Insurer under (i) the Premium Letter other than Premium, (ii) under the Insurance Agreement, (iii) the Credit Agreement, and (iv) the other Transaction Documents.

“Insurer” means FGIC, or any successor insurer under the Credit Agreement (together with its successors and assigns).

“Insurer Default” means (i) the default by the Insurer of any of its payment obligations under the Policy, or (ii) an Insolvency Event shall occur with respect to the Insurer.

“Insurer Obligations” means all obligations to the Insurer under the Insurance and Indemnity Agreement or the Credit Agreement.

“Insurer Subrogation Amounts” means the subrogation rights of the Insurer under the Policy for payments of Guaranteed Interest Payment Amounts and Guaranteed Principal Payment Amount.

“Intercompany Notes” means collectively (i) the First Step Intercompany Note, and (ii) the Second Step Intercompany Note.

“Interest Coverage Ratio” has the meaning set forth in the Senior Credit Agreement.

“Interest Period” means, as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed or converted to or continued as a LIBO Rate Loan and ending on the next following Settlement Date; provided, however, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Scheduled Early Amortization Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of equity interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

“IP Rights” has the meaning set forth in Section 2.1(u) of the First Step Agreement.

“IRS” means the United States Internal Revenue Service.

“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A. and its successors.

“Joinder Agreement” has the meaning set forth in the First Step Agreement.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” has the meaning specified in the introductory paragraph to the Credit Agreement, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“LIBO Rate” means, with respect to any LIBO Rate Loan for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; provided, however, if the Interest Period for such LIBO Rate Loan does not correspond precisely to one month, the Administrative Agent may use interpolation or any other mathematical modeling in is reasonable discretion to establish the LIBO Rate for such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBO Rate Loan for such Interest Period shall be the rate at which dollar deposits in an amount approximately equal to the amount of such LIBO Rate Loan and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“LIBO Rate Loans” means Loans which bear interest by reference to the LIBO Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property).

“Loan” has the meaning specified in Section 2.01 of the Credit Agreement.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of LIBO Rate Loans, pursuant to Section 2.02(a) of the Credit Agreement, which, if in writing, shall be substantially in the form of Exhibit A to the Credit Agreement.

“Lockbox” means each locked postal box with respect to which a Lockbox Bank who has executed a Control Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule C, and which shall be in the name of SunGard Financing.

“Lockbox Account” means a deposit account with respect to which a Lockbox Bank has executed a Control Agreement, into which the funds received in a Lockbox are swept on every Business Day, and which shall be in the name of SunGard Financing.

“Lockbox Bank” means, at any time, any of the banks holding one or more Lockboxes.

“Loss Horizon Factor” means at any time, a percentage equal to (i) the sum of (a) the aggregate Adjusted Monthly Receivables Amount originated during the five Monthly Periods ending immediately prior to the last day of the most recently ended Monthly Period, and (b) the ending balance of Unbilled Receivables on the last day of the most recently ended Monthly Period, divided by (ii) the Net Receivables Balance as of the end of the most recently ended Monthly Period.

“Loss Percentage” means at any time the greater of (i) 6% and (ii) a percentage calculated in accordance with the following formula:

LP = SF x LHF x LR

where:

SF	=	the Stress Factor;
LP	=	the Loss Percentage;
LHF	=	the Loss Horizon Factor; and
LR	=	the highest three-month rolling average of the Loss Ratios occurring during the 12 most recent Monthly Periods.

“Loss Ratio” means for any Monthly Period, a ratio (expressed as a percentage) equal to the quotient of (a) the sum, without duplication, of (i) the aggregate balance of all Receivables which are more than 210 and less than 241 days past due as of the last day of the most recently ended Monthly Period (exclusive of Receivables included in clause (ii) in a prior Monthly Period), and (ii) the aggregate amount of all Charged-Off Receivables which were written off during such Monthly Period that were less than 211 days from the original due date for such payment, and (b) the aggregate Adjusted Monthly Receivables Amount originated during the Monthly Period which ended eight Monthly Periods prior to such Monthly Period.

“Match Funded Commercial Paper” means one or more tranches of Commercial Paper issued by a Conduit Lender to finance all or a portion of its Loans, but which Commercial Paper do not finance any other investment of such Conduit Lender.

“Material Adverse Change” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events,

circumstances, developments, changes and effects, is reasonably likely to result in a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (i) the business, the financial condition or results of operations of any Seller and its Subsidiaries, SunGard Financing, or SunGard Funding, taken as a whole, (ii) the ability of (w) SunGard Funding to perform its obligations under the Credit Agreement or any other Transaction Documents, (x) SunGard Parent, SunGard Financing, the Sellers, and the Insurer to perform their respective obligations under the Transaction Documents to which they are a party, (y) the Performance Guarantor to perform its obligations under the Performance Undertaking, and (z) the Collection Agent to perform its obligations under the Collection Agent Agreement, (iii) the legality, validity or enforceability of the Credit Agreement or any other Transaction Document, (iv) any Lender’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections, and related rights with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

“Maximum Rate” has the meaning specified in Section 11.10 of the Credit Agreement.

“Minimum Shadow Ratings” means ratings of “BBB-”/“Baa3” given by S&P and Moody’s, respectively (without consideration of the credit enhancement resulting from the Policy), to the SunGard Insured Receivables Facility.

“Modified Aggregate Purchase Price” has the meaning set forth in Section 1.4(c)(ii) of the First Step Agreement.

“Modified Obligor Credit Memo Amount” has the meaning set forth in the definition Obligor Credit Memo Amount.

“Modified Other Credit Adjustments” has the meaning set forth in the definition Other Credit Adjustments.

“Monthly Period” means the period beginning on the first day of each calendar month and ending on the last day of such calendar month, except for the period beginning on August 12, 2005 and continuing through and including August 31, 2005 which will be referred to as “Monthly Period (August 2005)” and, except for the period beginning on July 1, 2005 and continuing through and including August 11, 2005 which will be referred to as “Monthly Period (July 2005)”.

“Monthly Period Adjustment Factor (July 2005)” means the percentage equal to the quotient of (a) 31 and (b) 42.

“Monthly Period (August 2005)” has the meaning set forth in the definition Monthly Period.

“Monthly Period (July 2005)” has the meaning set forth in the definition Monthly Period.

“Monthly Receivables Amount” means the aggregate amount of all Receivables originated during such Monthly Period.

“Monthly Receivables Amount (August 2005)” means the difference between (x) the sum of the aggregate amount of all Receivables originated during (i) Monthly Period (August 2005) and (ii) Monthly Period (July 2005), and (y) the Monthly Receivables Amount (July 2005).

“Monthly Receivables Amount (July 2005)” means the product of (i) the aggregate amount of all Receivables originated during Monthly Period (July 2005), and (ii) Monthly Period Adjustment Factor (July 2005).

“Monthly Report” means a report, substantially in the form of Exhibit J to the Credit Agreement (appropriately completed) furnished by the Borrower, or on behalf of the Borrower, to the Administrative Agent pursuant to Section 6.01(a) of the Credit Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Receivables Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by (i) the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor, (ii) unapplied cash, (iii) the amount by which the aggregate outstanding balance of Eligible Receivables of which the Obligor is the federal government or federal government subdivisions or agencies exceeds 3% of the outstanding balance of all Eligible Receivables, (iv) the amount by which the outstanding balance of Unbilled Receivables exceeds 30% of the outstanding balance of all Eligible Receivables, (v) the amount by which the outstanding balance of Eligible Receivables with payment terms greater than 30 days exceeds 20% of the outstanding balance of all Eligible Receivables, and (vi) the amount by which the aggregate outstanding balance of Eligible Receivables owing by Obligors, if natural persons, who are not resident of the United States, or, if corporations or other business organizations, are not organized under the laws of the United States or a political subdivision thereof, exceeds 3% of the outstanding balance of all Eligible Receivables.

“Net Worth” means as of the last Business Day of each Monthly Period, preceding any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables (without giving effect to the proviso to the definition of “Receivable”) at such time, over (b) the sum of (i) the Outstanding Amount of Loans at such time, plus (ii) the aggregate outstanding principal balance of the First Step

Intercompany Note (including any advance proposed to be made under the First Step Intercompany Note on the date of determination).

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B to the Credit Agreement, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Transaction Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Transaction Documents include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Transaction Document.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Obligor Credit Memo Amount” means the aggregate credit memos issued to Obligors during a Monthly Period, except that (a) in the case of Monthly Period (July 2005), it shall mean the product of (i) the aggregate credit memos issued to Obligors during Monthly Period (July 2005), and (ii) the Monthly Period Adjustment Factor (July 2005), with the product referred to herein as the “Modified Obligor Credit Memo Amount” and (b) in the case of Monthly Period (August 2005), it shall mean the difference between (i) the sum of the aggregate credit memos issued to Obligors during both (x) Monthly Period (August 2005) and (y) Monthly Period (July 2005), and (ii) the Modified Obligor Credit Memo Amount.

“One-Time Non-Dilutive Credit Adjustments” means (i) $4,893,323 in January 2005 to remove the Receivables balance of SunGard Computer Services LLC from SunGard Availability, Inc., and (ii) any other one-time non-dilutive credit adjustments approved by the Funding Agents and the Insurer.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental

Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Balance” means, with respect to any Receivable, the Outstanding Balance of such Receivable on the date it was purchased by SunGard Financing pursuant to the First Step Agreement.

“Other Credit Adjustments” means the aggregate credit adjustments made to Obligors but not captured in the Obligor Credit Memo Amount during a Monthly Period, except that (a) in the case of Monthly Period (July 2005), it shall mean (a) the product of (i) the aggregate credit adjustments made to Obligors not captured in the Obligor Credit Memo Amount during Monthly Period (July 2005), and (ii) the Monthly Period Adjustment Factor (July 2005), the product referred to herein as the Modified Other Credit Adjustments, and (b) in the case of Monthly Period (August 2005), it shall mean the difference between (i) the sum of the aggregate credit adjustments made to Obligors not captured in the Obligor Credit Memo Amount during both (x) Monthly Period (August 2005), and (y) Monthly Period (July 2005), and (ii) Modified Other Credit Adjustments.

“Other Taxes” has the meaning specified in Section 3.01(b) of the Credit Agreement.

“Outstanding Amount” means, with respect to Loans or Bridge Loans on any date, the aggregate outstanding principal thereof after giving effect to any borrowings and prepayments or repayments of Loans and Bridge Loans on such date.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Overadvance Amount” has the meaning set forth in Section 2.03(b) of the Credit Agreement.

“Overnight Rate” means, for any day, the Federal Funds Rate.

“Participant” has the meaning specified in Section 11.07(e) of the Credit Agreement.

“Patriot Act” has the meaning set forth in Section 11.19 of the Credit Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in

Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Performance Guarantor” means SunGard Parent.

“Performance Undertaking” means that certain Performance Undertaking, dated as of August 11, 2005, relating to the SunGard Insured Receivables Facility, made by the Performance Guarantor in favor of SunGard Financing as the recipient thereof, substantially in the form of Exhibit G to the Credit Agreement, as amended or modified from time to time in accordance with the its terms, the Second Step Agreement and the Credit Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Policy” means that certain financial guaranty insurance policy of the Insurer relating to the SunGard Insured Receivables Facility, with a term commencing on the date of the Credit Agreement, insuring the timely payment of interest on the Loans on each Settlement Date and the payment of principal of the Loans on the Termination Date, substantially in the form of Exhibit H to the Credit Agreement, and any other financial guaranty insurance policies issued from time to time in substitution, replacement or renewal thereof.

“Pool-Funded Commercial Paper” means Commercial Paper notes of a Conduit Lender subject to any particular pooling arrangement by such Conduit Lender, but excluding Commercial Paper issued by such Conduit Lender for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by such Conduit Lender.

“Potential Early Amortization Event” means any event or condition that constitutes an Early Amortization Event or that, with the giving of any notice, the passage of time, or both, would be an Early Amortization Event.

“Premium” has the meaning set forth in the Premium Letter.

“Premium Letter” means the Premium Letter, dated as of August 11, 2005, by and among SunGard Financing, the Borrower and the Insurer.

“Promissory Notes” means, with respect to Charta LLC, as a Conduit Lender, collectively, (i) promissory notes issued by Charta LLC and (ii) participations sold by Charta LLC to Participants pursuant to Section 11.07(e); provided that the term “Promissory Notes” shall not include the interests sold by Charta LLC to a Support Party under a Support Facility.

“Pro Rata Share” means, with respect to each Related Group at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Related Group Limit of such Related Group under the Credit Agreement at such time and the denominator of which is the Facility Limit at such time; provided, however, that if the Facility Limit has been terminated or reduced to zero, then the Pro Rata Share of each Lender shall be determined based on Outstanding Amount of the Loans.

“Purchase” means:

(a) with respect to the First Step Agreement, the purchase under the First Step Agreement by SunGard Financing from any applicable Seller of the Receivables, the Seller Related Security and the Collections related thereto, together with all related rights in connection therewith, and

(b) with respect to the Second Step Agreement, the purchase under the Second Step Agreement by SunGard Funding from SunGard Financing of the Receivables, the Related Security, the Collections related thereto and the SunGard Financing Related Security, together with all related rights in connection therewith.

“Purchase Date” means each day on which a Purchase is made pursuant to Article I of the First Step Agreement or Article I of the Second Step Agreement, as the case may be.

“Purchase Price” means, with respect to any Purchase on any date, the aggregate price to be paid by SunGard Financing to the Seller Agent for the account of the Sellers for such Purchase in accordance with Section 1.2 of the First Step Agreement on such date, which price shall equal (i) the product of (x) the Original Balance of such Receivables, times (y) one minus the Discount Factor then in effect.

“Purchase Price Credit” has the meaning set forth in Section 1.3 of the First Step Agreement.

“Receivable” means the indebtedness or other payment obligations owed to the Sellers (without giving effect to any transfer or conveyance to SunGard Financing under the First Step Agreement, or to SunGard Funding under the Second Step Agreement), arising in connection with the sale or licensing of goods, computer programs, or other intellectual property or the rendering of services by the Sellers to the Obligors including the right to payment of any Finance Charges and other obligations with respect thereto; provided, however, that no obligation of an Excluded Obligor shall constitute a “Receivable”. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction.

“Receivables Purchase Agreements” means the First Step Agreement and the Second Step Agreement.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Register” has the meaning set forth in Section 11.07(d) of the Credit Agreement.

“Related Group” means, each Related Group identified on Schedule A to the Credit Agreement, consisting of a Funding Agent, one or more Committed Lenders and one or more Conduit Lenders.

“Related Group Limit” means, with respect to a Related Group, the aggregate Commitments of the Committed Lenders in the same Related Group set forth on Schedule A, as adjusted from time to time pursuant to Section 2.04(b) of the Credit Agreement or pursuant to an Assignment and Assumption.

“Related Security” means, collectively, the Seller Related Security, the SunGard Financing Related Security and the SunGard Funding Related Security.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, as of any date of determination, Committed Lenders with a majority of the Commitments; provided, however, that the unused Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Ratings” means a long term debt rating of AAA (or the equivalent) by S&P and Aaa (or the equivalent) by Moody’s.

“Requirement of Law” means, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (ii) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer; provided, however, that, in a member-managed limited liability company, “Responsible Officer” shall mean any authorized Person acting for the members thereof. As to any document delivered on the Closing Date, “Responsible Officer” shall mean any secretary or assistant secretary of the Borrower, provided, however, that, in a member-managed limited liability company, “Responsible Officer” shall mean any authorized Person acting for the members thereof. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock, membership interest or other ownership interest of the Borrower, SunGard Financing or any Subsidiary of either now or hereafter outstanding, except a dividend payable solely in shares of that class of stock, any junior class of stock, membership interest or other ownership interest of the Borrower, SunGard Financing or any Subsidiary of either, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of the Borrower, SunGard Financing or any subsidiary of either now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to Intercompany Notes, (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of the Borrower, SunGard Financing or any Subsidiary of either now or hereafter outstanding, and (v) any payment of management fees by the Borrower, SunGard Financing or any Subsidiary of either (except for reasonable management fees to SunGard Parent, SunGard Financing, or any Seller or any Affiliate thereof in reimbursement of actual management services performed).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means, with respect to disbursements and payments, immediately available funds.

“Scheduled Early Amortization Date” means August 11, 2011.

“SCT” means SunGard SCT Inc., a Delaware corporation.

“Second Step Agreement” means that certain Second Step Receivables Purchase Agreement, dated as of August 11, 2005, relating to the SunGard Insured Receivables Facility, by and among SunGard Financing, as Transferor, and SunGard Funding, as Transferee, as amended or modified from time to time in accordance with this Agreement.

“Second Step Intercompany Note” has the meaning set forth in Section 1.8(a) of the Second Step Agreement.

“Second Step Purchase Price” means, with respect to any Purchase under the Second Step Agreement on any date, the aggregate price to be paid by SunGard Funding to SunGard Financing for such Purchase in accordance with Section 1.2 of the Second Step Agreement on such date.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Insurer, and the Funding Agents under the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, dated as of August 11, 2005, relating to the SunGard Insured Receivables Facility, made by the Borrower in favor of the Administrative Agent for the benefit of the Lenders and the Insurer.

“Seller” means each Initial Seller and Additional Seller.

“Seller Agent” means the Person appointed from time to time to act as Seller Agent hereunder. The initial Seller Agent is SunGard Data Systems, Inc.

“Seller Related Security” means, with respect to any Receivable:

(i) all security interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(ii) all guaranties, letters of credit, letter of credit rights, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iii) all Records related to such Receivable,

(iv) all of Sellers’ right, title and interest in, to and under contracts or agreements providing for the servicing of such Receivable, and

(v) all income, payment and proceeds of any of the foregoing.

“Senior Credit Agreement” means the Credit Agreement entered into as of August 11, 2005, among Solar Capital Corp., a Delaware corporation (to be merged with and into SunGard Parent, the Overseas Borrowers from time to time party thereto, SunGard Holding Corp., a Delaware corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, each Lender from time to time party thereto, the Co-Syndication Agents and the Co-Documentation Agents, as amended or otherwise modified from time to time.

“Settlement Date” means the second Business Day after the Determination Date, and the Termination Date.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Obligor” means such Obligors as may be agreed upon by the Borrower, the Administrative Agent and the Controlling Party.

“Special Obligor Concentration Factor” means amount or percentage as may be agreed upon by the Borrower, the Administrative Agent and the Controlling Party with respect to a Special Obligor.

“Sponsors” means Silver Lake Partners, Bain Capital Partners, LLC, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co., Providence Equity Partners Inc., Texas Pacific Group, The Blackstone Group, and their Affiliates, but not including, however, any portfolio companies of any of the foregoing.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States of America to which the bank serving as the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stress Factor” means, at any time, 1.50; provided however, during any period the ratings of each of S&P and Moody’s are below the Target Shadow Ratings, then during such period it shall mean 2.0.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of SunGard Parent.

“SunGard Bridge Receivables Facility” means the SunGard Bridge Receivables Facility governed by the Bridge First Step Agreement, the Bridge Second Step Agreement, the Bridge Credit Agreement and the other Bridge Transaction Documents.

“SunGard Financial Policy” means the policy of SunGard Parent and its Subsidiaries for allowance for uncollectible receivables and write-offs of uncollectible balances as referred to in SunGard Parent’s Financial Policy Manual dated September 2004, as modified from time to time in accordance with the Transaction Documents.

“SunGard Financing” means SunGard Financing LLC, a Delaware limited liability company.

“SunGard Financing Related Security” means all of SunGard Financing’s right, title and interest in, to and under:

(i) the First Step Agreement in respect of any Receivable, the Collections and the Seller Related Security;

(ii) the Performance Undertaking;

(iii) the Collection Account relating to the SunGard Insured Receivables Facility; and

(iv) all income, payment and proceeds of the foregoing.

“SunGard Funding” means SunGard Funding LLC, a Delaware limited liability company.

“SunGard Funding Related Security” means all of SunGard Funding’s right, title and interest in, to and under:

(i) the SunGard Financing Related Security;

(ii) the Second Step Agreement; and

(iii) all income, payment and proceeds of the foregoing.

“SunGard Insured Receivables Facility” means the SunGard Insured Receivables Facility governed by the First Step Agreement, the Second Step Agreement, the Credit Agreement and the other Transaction Documents.

“SunGard Parent” means SunGard Data Systems Inc., a Delaware corporation.

“Support Facility” means any liquidity or credit support agreement with a Conduit Lender which relates to the Credit Agreement (including an agreement to purchase an assignment of or participation in Loans).

“Support Party” means any other bank, insurance company or other financial institution extending or having a commitment to extend funds to or for the account or to the account of a Conduit Lender (including by agreement to purchase an assignment of or participation in the Loans under a Support Facility). Each Committed Lender in the Related Group of a Conduit Lender shall be deemed to be a Support Party for such Conduit Lender.

“Target Shadow Ratings” means ratings of “BBB”/“Baa2” given by S&P and Moody’s, respectively (without consideration of the credit enhancement resulting from the Policy), to the loan facility under the Credit Agreement.

“Taxes” has the meaning specified in Section 3.01(a) of the Credit Agreement.

“Termination Date” means the 120th day after the Amortization Date.

“Transaction Documents” means, collectively, the Credit Agreement, the First Step Agreement, the Second Step Agreement, the Performance Undertaking, the Collection Agent Agreement, the Security Agreement, each Loan Notice, each Control Agreement, the Fee Letter, the Administrative Agent Fee Letter, the Intercompany Notes, the Policy, the Insurance Agreement, the Premium Letter, the Organization Documents of the Finance Subsidiaries, the Notes, and all other instruments, documents and agreements executed and delivered in connection herewith.

“Transactions” means (a) the transactions contemplated by the Transaction Documents, (b) the execution, delivery and performance by the Borrower of the Transaction Documents to which it is to be a party, and (c) the payment of all fees under the Fee Letter, the Administrative Agent Fee Letter and the Premium Letter, and (d) the Borrower’s use of the proceeds of the Loans, and the purchases and related use of proceeds under the Receivables Purchase Agreements.

“Turnover Ratio” means, for a Monthly Period, the product of (a) the quotient of (i) the aggregate outstanding balance of all Billed Receivables as of the last day of the prior Monthly Period, and (ii) the Collection Amount, and (b) 30, except in the case of (x) Monthly Period (July 2005), where it shall mean the product of (a) the quotient of (i) the aggregate outstanding balance of all Billed Receivables as of the last day of the prior Monthly Period, and (ii) the Collection Amount, and (b) 42 and, (y)

Monthly Period (August 2005) where it shall mean the product of (a) the quotient of (i) the aggregate outstanding balance of all Billed Receivables as of the last day of the prior Monthly Period, and (ii) the Collection Amount, and (b) 20.

“Type” means, with respect to any Committed Loan, its character as a Base Rate Loan or LIBO Rate Loan.

“Unbilled Receivable” means a Receivable in respect of which an invoice addressed to the Obligor thereof has not been sent.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” means the United States of America.

“Unused Fee” has the meaning set forth in Section 2.06(b) of the Credit Agreement.

“Used Fee” has the meaning set forth in Section 2.06(a) of the Credit Agreement.

“Yield and Servicing Fee Percentage” means, for any Monthly Period, the greater of either 2%, or the sum of (A) the ratio (expressed as a percentage) equal to the quotient of (1) the product of (a) 1.5, (b) the sum of (i) the 1 month LIBO Rate, (ii) 1%, and (iii) the Premium (expressed as a percentage), and (c) the highest three-Monthly Period average Turnover Ratio over the prior twelve Monthly Periods, and (2) 360, and (B) the ratio (expressed as a percentage) equal to the quotient of (1) the product of (i) 2.0%, and (ii) the highest three-month average Turnover Ratio over the prior twelve months, and (2) 360.